As filed with the Securities and Exchange Commission on August 2, 2006
                                         Registration No. 333-__________________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                              PARK CITY GROUP, INC.
          ------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

           Nevada                      (7374)                  37-1454128
----------------------------   -------------------------    ----------------
(State or Other Jurisdiction      (Primary Standard         (I.R.S. Employer
    of Incorporation           Industrial Classification      Identification
    or Organization)                  Code Number                 Number)

                                 333 Main Street
                              Park City, Utah 84060
                                 (435) 649-2221
          (Address and telephone number of principal executive office)

                                Randall K. Fields
                             Chief Executive Officer
                                 333 Main Street
                              Park City, Utah 84060
                                 (435) 649-2221
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 with copies to:

                             A.O. Headman, Jr., Esq.
                            Cohne, Rappaport & Segal
                        257 East 200 South, Seventh Floor
                                 (801) 532-2666
                           Salt Lake City, Utah 84111

Approximate date of commencement of    As soon as practicable after this
proposed sale to the public:           Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

                                                              Proposed       Proposed
                                                              Maximum        Maximum
Title of Each                             Amount              Offering       Aggregate           Amount of
Class of Securities                       Being               Price Per      Offering            Registration
Being Registered                          Registered (1)      Unit (2)       Price               Fee
----------------------------------------- ------------------- -------------- ------------------- --------------
Common Stock, $.01 par value (3)                 157,143,764   $.07          $11,000,064         $1,178
----------------------------------------- ------------------- -------------- ------------------- --------------
Common Stock Underlying Warrants (4)              40,841,935   $.07          $  2,858,936        $   306
========================================= =================== ============== =================== ==============
Total                                            197,985,699                 $13,859,000         $ 1,484
========================================= =================== ============== =================== ==============

(1) Includes shares of our common stock, par value $.01 per share which may be offered pursuant to this Registration Statement and shares issuable upon the exercise of warrants.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on June 20, 2006, which was $.07 per share.
(3) Includes 90,909,106 shares of common stock owned by selling stockholders acquired in a private offering transaction which closed in June 2006 and 66,234,658 shares owned by one other selling stockholder.
(4) Includes shares of common stock issuable upon outstanding warrants. The warrants are exercisable at prices ranging from $.04 to $.07 with expiration dates ranging from August 16, 2007 to June 21, 2011.

         In accordance with Rule 416 of the Securities Act, this Registration also covers such indeterminate amount of additional shares of common stock as may be issuable upon the exercise of the warrants to prevent dilution as a result of stock splits, dividends and anti-dilution provisions of the warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS
                                                                        Page

Prospectus Summary                                                        2
Risk Factors                                                              4
Use of Proceeds                                                          12
Dilution                                                                 13
Market for Common Equity and Related Stockholder Matters                 13
Management's Discussion and Analysis                                     14
Business of Park City Group, Inc.                                        20
Description of Property                                                  25
Legal Proceedings                                                        25
Management                                                               25
Management Compensation                                                  28
Security Ownership of Certain Beneficial Owners and Management           31
Description of Securities                                                32
Commission's Position on Indemnification for Securities
  Act Liabilities                                                        33
Certain Relationships and Related Transactions                           34
Plan of Distribution                                                     34
Selling Security Holders                                                 36
Experts                                                                  39
Legal Matters                                                            40
Changes In and Disagreements With Accountants on Accounting
  and Financial Disclosure                                               40
Additional Information                                                   40
Financial Statements                                                    F-1

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 2, 2006

                                   PROSPECTUS

                              PARK CITY GROUP, INC.

                       197,985,699 SHARES OF COMMON STOCK

         This prospectus relates to the sale by the selling stockholders of up to 197,985,699 shares of our common stock, $.01 par value. The shares being registered consist of the following: up to 90,909,106 shares of common stock owned by selling stockholders who purchased such shares in a private offering that was completed in June 2006, 66,234,658 shares of common stock owned by Riverview Financial Corp, an affiliate of Randall K. Fields, our chief executive officer, and up to 40,841,935 shares of common stock underlying warrants to purchase common stock owned by selling shareholders. The warrants are exercisable at prices ranging from $.04 to $.07 with expiration dates ranging from August 16, 2007 to June 14, 2011.

         The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over-The-Counter Bulletin Board under the symbol "PKCY". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 1, 2006, was $.07.

                             ----------------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                  The date of this prospectus is ________, 2006

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making any investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements, and the notes to the financial statements.

Overview


         Park City Group, Inc. ("Park City Group", "We", `Us", or the "Company") develops and markets patented and other proprietary computer software and profit optimization consulting services for the retail industry. Our products and services are designed to help our retail customers reduce their inventory and labor costs, the two largest controllable expenses in the retail industry. The technology was the foundation of the success of Mrs. Fields Cookies, also co-founded by our CEO, Randall Fields. Park City Group is headquartered in Park City, Utah and maintains a website at http://www.parkcitygroup.com.

Principal Products

Our primary products include the following:

         Fresh Market Manager ("FMM") is a suite of software applications primarily designed to manage perishable food department operations including bakery, deli, seafood, produce, dairy, frozen foods, meat, home meal replacement, and floral within supermarkets and convenience stores.

         ActionManager(TM) is a suite of software applications that addresses the second most important cost element facing today's retailers - labor. ActionManager(TM) addresses labor issues by forecasting labor demand and scheduling the right staff resources with the appropriate skills at the right time. Additionally, ActionManager(TM) automates workflow and replaces costly paper-based and manual processes with systems that substantially reduce time spent on administrative tasks, non-productive (non-selling) labor costs, and excess headcount in the retailer's corporate office. ActionManager(TM) applications provide an automated method for managers to plan, schedule, and administer virtually every time-consuming task in the store.

         Supply Chain Profit Link. Supply Chain Profit Link is a software application and consulting service that is designed to facilitate collaboration between suppliers and their retail customers. Supply Chain Profit Link increases the visibility of out-of-stocks and shrink (waste) for both the supplier and retailer enabling better category management practices.

Customers

         We have sold our products and/or provided services to a variety of customers in the U.S. and abroad. Included in our customer base are The Home Depot, Anheuser Busch Entertainment, Perdue, Monterey Mushrooms, Pacific Sunwear, Wawa and Tesco Lotus.

Common Stock

         Common stock outstanding                             446,561,686 shares

         Common Stock underlying all outstanding
         Options and Warrants *                                48,839,624 shares

         Shares registered for selling stockholders           197,985,699 shares

         We are contemplating a 1-for-50 reverse stock split which we believe will be effected within 120 days. If such reverse split is effected, the share numbers listed above will be reduced accordingly

Common Stock Offered by Selling Stockholders

         A total of 197,985,699 shares of our common stock are being registered pursuant to the registration statement on Form SB-2 of which this prospectus is a part. A total of 90,909,106 of these share were issued to investors in a private offering that was completed in June 2006 (the "June 2006 Private Offering"). A total of 66,234,658 of these shares are owned by Riverview Financial Corp, an affiliate of Randall K. Fields our Chief Executive Officer. A total of 40,841,935 of these shares are issuable upon the exercise of currently outstanding warrants (the "Warrants"), including 9,090,911 shares underlying warrants issued to Taglich Brothers, Inc., the placement agent in the June 2006 Private Offering.

Use of Proceeds

         We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the Warrants to the extent the Warrants are exercised. Provided however, all of the Warrants have cashless exercise provision which could result in the issuance of shares of our common stock upon the exercise of the Warrants with out our receipt of cash. Any cash proceeds from the exercise of warrants will be used by the Company for general corporate purposes.

Over-the Counter Bulletin Board Symbol

         Our common stock is traded in the over the counter market and is quoted on the Over-the-Counter Bulletin Board (OTCBB). Our trading symbol is PKCY. If we effect the anticipated reverse split, we expect that we will be assigned a new trading symbol.

June 2006 Private Offering

         In June 2006, we completed the sale of 90,909,106 shares of our common stock to 100 accredited investors (the "Investors"), all of whom are included in the selling stockholders group. In connection with our sale of common stock, we entered into a Securities Purchase Agreement with each investor. The Securities Purchase Agreement contained provision that requires us to register all of the shares sold in the June 2006 private Offering. The shares of common stock sold in the June 2006 private Offering were sold at a price of $0.055 per share. We received a total of $5,000,000 of gross proceeds in the offering. In connection with the June 2006 Private Offering, we hired Taglich Brothers, Inc. as our placement agent. We paid Taglich Brothers, Inc. a cash placement fee of 8% of the total offering proceeds or $400,000. As additional compensation, we issued Taglich Brothers, Inc. a warrant to purchase 9,090,911 shares of our common stock (1 shares for every 10 shares sold in the offering) at a price of $.062 per share and registration rights provisions with each of the Investors. We have included all 90,909,106 shares of common stock issued to these investors in this registration as well as all 9,090,911 shares issuable upon the exercise of the Taglich Brothers warrant.

Offices

         Our principal place of business is 333 Main Street, Park City, Utah 84060, telephone (435)-649-2221, fax (435) 645-2110, or e-mail at
randy@parkcitygroup.com. Our website is parkcitygroup.com. Park City Group and its officers, directors, and significant shareholders, file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.


                                  RISK FACTORS

An investment in Park City Group has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results, and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                          Risks Related To the Company

We have incurred losses in the past and there can be no assurance that we will operate at a profit in the future. Continued losses could result in a reduction of operations and could have a detrimental effect on the long-term capital appreciation of our stock.

         Our marketing strategy emphasizes sales activities for the Fresh Market Manager, ActionManager, and Supply Chain Profit Link applications to Supermarkets, Convenience Stores, Specialty Retail, Financial Services, and Food Manufacturers. If this marketing strategy fails, revenues and operations will be negatively affected. A reduction in revenues will result in increases in operational losses.

         For the nine months ended March 31, 2006, we had a profit of $1,424,261. For the years ended June 30, 2005 and June 30, 2004, we had net losses of $3,408,037 and $675,243 respectively. There can be no assurance that we will operate at a profit during future fiscal quarters or fiscal years. If we do not operate profitably in the future our current cash resources will be used to fund our operating losses. If this were to continue, in order to continue with our operations, we would need to raise additional capital. Continued losses would have an adverse effect on the long term value of our common stock and your investment in the Company. We cannot give any assurance that we will ever generate significant revenue or have sustainable profits.

Our liquidity and capital requirements will be difficult to predict, which may adversely affect our cash position in the future.

         We have recently completed the sale of shares of our common stock from which we received gross offering proceeds of $5,000,000. We anticipate that we will have adequate cash resources to fund our operations for at least the next 12 months. Thereafter, our liquidity and capital requirements will depend upon numerous other factors, including the following:

         o The extent to which our products and services gain market acceptance;

         o        The progress and scope of product evaluations;

         o The timing and costs of acquisitions and product and services introductions;

         o        The extent of our ongoing research and development programs;
                  and

         o The costs of developing marketing and distribution capabilities.

         If in the future we are required to seek additional financing in order to fund our operations and carry out our business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

Operating results may fluctuate, which makes it difficult to predict future performance.

         Management expects a portion of the Company's revenue stream to come from license sales, maintenance and services charged to new customers, which will fluctuate in amounts because software sales to retailers are difficult to predict. In addition, the Company may potentially experience significant fluctuations in future operating results caused by a variety of factors, many of which are outside of its control, including:

         o        Demand for and market acceptance of new products;

         o Introduction or enhancement of products and services by the Company or its competitors;

         o        Capacity utilization;

         o        Technical difficulties, system downtime;

         o Fluctuations in data communications and telecommunications costs;

         o        Maintenance subscriber retention;

         o The timing and magnitude of capital expenditures and requirements;

         o Costs relating to the expansion or upgrading of operations, facilities, and infrastructure;

         o        Changes in pricing policies and those of competitors;

         o        Changes in regulatory laws and policies, and;

         o General economic conditions, particularly those related to the information technology industry.

         Because of the foregoing factors, future operating results may fluctuate. As a result of such fluctuations, it will be difficult to predict operating results. Period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indicator of future performance. In addition, a relatively large portion of our expenses will be fixed in the short-term, particularly with respect to facilities and personnel. Therefore, future operating results will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could reduce our sales growth and result in continued net losses.

         To commence profitable operations on a fiscal year basis, we must have significant growth in our revenues from the sale of our products and services. If we are able to achieve significant growth in our future sales and to expand the scope of our operations, and our management, financial, and other capabilities, our existing procedures and controls could be strained. We cannot be certain that our existing or any additional capabilities, procedures, systems, or controls will be adequate to support our operations. We may not be able to design, implement, or improve our capabilities, procedures, systems, or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems, and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

Our officers and directors have significant control over us that may lead to conflicts with other stockholders over corporate governance.

         Our officers and directors, other than our Chief Executive Officer, control approximately 6.72% of our common stock. Our Chief Executive Officer, Randall K. Fields, individually, controls 48.51% of our common stock.
 Consequently, Mr. Fields, individually, and our officers and directors, as stockholders acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.

Our corporate charter contains authorized, unissued "blank check" preferred stock that can be issued without stockholder approval with the effect of diluting then current stockholder interests.

         Our certificate of incorporation currently authorizes the issuance of up to 30,000,000 shares of "blank check" preferred stock with designations, rights, and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control.

Because we have never paid dividends, you should exercise caution before making an investment in our common stock.

         We have never paid dividends nor do we anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our Board of Directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that dividends of any kind will ever be paid.

Our business is dependent upon the continued services of our founder and Chief Executive Officer, Randall K. Fields; should we lose the services of Mr. Fields, our operations will be negatively impacted.

         Our business is dependent upon the expertise of our founder and Chief Executive Officer, Randall K. Fields. Mr. Fields is essential to our operations. Accordingly, you must rely on Mr. Fields' management decisions that will continue to control our business affairs after the offering. We currently maintain key man insurance on Mr. Fields' life in the amount of $10,000,000; however, that coverage would be inadequate to compensate for the loss of his services. The loss of the services of Mr. Fields would have a materially adverse effect upon our business.

If we are unable to attract and retain qualified personnel, we may be unable to develop, retain or expand the staff necessary to support our operational business needs.

         Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate various employees, including skilled software development, technical, managerial, sales, marketing and customer service personnel. Competition for such employees is intense and we may be unable to attract or retain such professionals. If we fail to attract and retain these professionals, our revenues and expansion plans will be negatively impacted.

Our officers and directors have limited liability and indemnification rights under our organizational documents, which may impact our results.

         Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws, however, provide, that the officers and directors shall have no liability to the stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, you may have a more limited right to action than you would have had if such a provision were not present. Our certificate of incorporation and bylaws also require us to indemnify our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct our internal affairs, provided that the officers and directors reasonably believe such actions to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

                            Business Operations Risks

If our marketing strategy fails, our revenues and operations will be negatively affected.

         We plan to concentrate our future sales efforts towards marketing our applications and services. These applications are designed to be highly flexible so that they can work in multiple retail and supplier environments such as grocery stores, convenience stores, quick service restaurants, and route-based delivery environments. There is no assurance that the public will accept our applications and services in proportion to our increased marketing of this product line. We may face significant competition that may negatively affect demand for our applications and services, including the public's preference for our competitors' new product releases or updates over our releases or updates. If our applications and services marketing strategy fails, we will need to refocus our marketing strategy to our other product offerings, which could lead to increased marketing costs, delayed revenue streams, and otherwise negatively affect our operations.

Because we are changing the emphasis of our sales activities from an annual license fee structure to a monthly fee structure, our revenues may be negatively affected.

         Historically, we offered our applications and related maintenance contracts to new customers on a one-time up front license strategy and provided an option for annually renewing their maintenance agreements. Because our one-time licensing fee approach was subject to inconsistent and unpredictable revenues, we now offer prospective customers an option for monthly licensing of these products. Our customers may now choose to acquire the software in an Application Solution Provider basis, resulting in monthly charges for use of our software products and maintenance fees. Our conversion from a one-time licensing strategy to monthly-based fees is subject to the following risks:

         o Our customers may prefer one-time fees rather than monthly fees;

         o Because public awareness pertaining to our Application Solution Provider services will be delayed until we begin our marketing campaign to promote those services, our revenues may decrease over the short term; and

         o There maybe a threshold level (number of locations) at which the monthly based fee structure may not be economical to the customer, and a request to convert from monthly fees to annual fee could occur.

We face competition from competing and emerging technologies that may affect our profitability. The markets for our type of software products and that of our competitors are characterized by:

         o Development of new software, software solutions, or enhancements that are subject to constant change;

         o        Rapidly evolving technological change; and

         o        Unanticipated changes in customer needs.

         Because these markets are subject to such rapid change, the life cycle of our products is difficult to predict; accordingly, we are subject to the following risks:

         o Whether or how we will respond to technological changes in a timely or cost-effective manner;

         o Whether the products or technologies developed by our competitors will render our products and services obsolete or shorten the life cycle of our products and services; and

         o Whether our products and services will achieve market acceptance.

If we are unable to adapt to our constantly changing markets and to continue to develop new products and technologies to meet our customers' needs, our revenues and profitability will be negatively affected.

         Our future revenues are dependent upon the successful and timely development and licensing of new and enhanced versions of our products and potential product offerings suitable to our customer's needs. If we fail to successfully upgrade existing products and develop new products, and those new products do not achieve market acceptance, our revenues will be negatively impacted.

Our business is currently dependent upon a limited customer base; should we lose any of these customer accounts, our revenues will be negatively impacted.

         We expect that existing customers will continue to account for a substantial portion of total revenues in future reporting periods. The ability to retain existing customers and to attract new customers will depend on a variety of factors, including the relative success of marketing strategies and the performance, quality, features, and price of current and future products. Accordingly, if customer accounts are lost or customer orders decrease, revenues and operating results will be negatively impacted. We have experienced the loss of long term maintenance customers because the product is so reliable they do not want to continue to pay for maintenance that they do not need or use, and in some cases, the customer has decided to replace Park City Group applications. We continue to focus on these long term clients by providing new functionality and applications to meet their business needs. We also expect to lose some maintenance revenue due to consolidation of industries or customer operational difficulties that lead to their reduction of size. In addition, future revenues will be negatively impacted if we fail to add new customers that will make additional purchases of our products and services.

We may be unable to expand our now limited customer base.

         We must increase our customer base to expand our operations and increase our revenues. Our future customer base is dependent upon the Company generating sufficient new customer accounts. If we fail to generate sufficient new customer accounts, our revenues will not expand and may decline, which will negatively impact our operations and financial condition. Additionally, the retail industry may be facing consolidation which could lead to a reduced prospective customer base from which to transact business.

We face risks associated with proprietary protection of our software.

         Our success depends on our ability to develop and protect existing and new proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patents, trademarks, and copyright laws, trade secret laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, there are no assurances there we will be successful in doing so. Our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In some types of situations, we may rely in part on "shrink wrap" or "point and click" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as the United States. We can offer no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.

We incorporate a number of third party software providers' licensed technologies into our products, the loss of which could prevent sales of our products or increase our costs due to more costly substitute products.

         We license technologies from third party software providers and such technologies are incorporated into our products. We anticipate that we will continue to license technologies from third parties in the future. The loss of these technologies or other third-party technologies could prevent sales of our products and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our products. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

We may discover software errors in our products that may result in a loss of revenues or injury to our reputation.

         Non-conformities or bugs ("errors") may be found from time to time in our existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenues or injury to our reputation. In the past, we have discovered errors in our products and as a result, have experienced delays in the shipment of products. Errors in our products may be caused by defects in third-party software incorporated into our products. If so, we may not be able to fix these defects without the cooperation of these software providers. Since these defects may not be as significant to the software provider as they are to us, we may not receive the rapid cooperation that may be required. We may not have the contractual right to access the source code of third-party software and, even if we do have access to the source code, we may not be able to fix the defect. Since our customers use our products for critical business applications, any errors, defects or other performance problems could result in damage to our customers' business. These customers could seek significant compensation from us for their losses. Even if unsuccessful, a product liability claim brought against us would likely be time consuming and costly.

Some competitors are larger and have greater financial and operational resources that may give them an advantage in the market.

         Many of our competitors are larger and have greater financial and operational resources. This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of potential or current customers or could force us to lower prices. Any of these actions could have a significant effect on revenues. In addition, the competitors may have the ability to devote more financial and operational resources to the development of new technologies that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and service offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we can demand for our offerings.


                       Risks Relating To Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

         Companies trading on the OTC Bulletin Board, like us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in our reports under Section 13 to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely and adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

         The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The limited public market for our securities may adversely affect your ability to liquidate your investment

         Although our common stock is currently quoted on the OTC Bulletin Board (OTCBB), there is limited trading activity. We can give no assurance that an active market will develop, or if developed, that it will be sustained. If you acquire shares of our common stock, you may not be able to liquidate your investment in such shares should you need or desire to do so.

Future issuances of our shares may lead to future dilution in the value of our common stock, and will lead to a reduction in shareholder voting power, and preventing a change in Company control.

         The shares may be substantially diluted due to the following:

         o Issuance of common stock in connection with funding agreements with third parties and future issuances of common and preferred stock by the Board of Directors; and

         o The Board of Directors has the power to issue additional shares of common stock and preferred stock and the right to determine the voting, dividend, conversion, liquidation, preferences and other conditions of the shares without shareholder approval.

         Stock issuances may result in reduction of the book value or market price of outstanding shares of common stock. If we issue any additional shares of common or preferred stock, proportionate ownership of common stock and voting power will be reduced. Further, any new issuance of common or preferred shares may prevent a change in control or management.

         Our upcoming stock split may reduce our overall market capitalization. We anticipate that we will take action to affect a 1-for-50 reverse stock split in the near future. At that time the reverse split will occur. The reverse split may have the effect of reducing the overall market capitalization of the Company.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," "continue," or similar terminology.

         In addition, these forward-looking statements include, but are not limited to, statements regarding:

         o        implementing our business strategy;

         o        marketing and commercialization of our products;

         o        pricing for our products;

         o plans for future products and services and for enhancements of existing products and services;

         o        our intellectual property;

         o        our estimates of future revenue and profitability;

         o        our estimates or expectations of continued losses;

         o our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

         o our analysis of the market, market opportunities, and customer demand;

         o difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

         o our estimates regarding our capital requirements and our needs for additional financing;

         o        attracting and retaining customers and employees;

         o rapid technological changes in our industry and relevant markets;

         o        sources of revenue and anticipated revenue;

         o        plans for future acquisitions; and

         o        competition in our market.

         These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to, and do not intend to, update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements, and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the heading "Risk Factors" in the annual and quarterly reports incorporated by reference into this prospectus, and elsewhere in this prospectus.

         In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

         Unless we are required to do so under either U.S. federal securities or other applicable laws, we do not intend to update or revise any forward-looking statements.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. In addition, the holder's warrants to purchase 25,322,453 shares of common stock at a weighted average exercise price of $0.04 are also entitled to exercise their warrants on a cashless basis. In the event that any investor exercises its warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

                                    DILUTION

         We are not selling any common stock in this offering. As such, there is no dilution resulting from the Common Stock to be sold in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC "Bulletin Board" under the symbol "PKCY." During the last two years, there has been only limited trading in our common stock. The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns, or commissions, and may not necessarily represent actual transactions.

                                                   High Bid     Low Bid
                                                 ------------ ------------
 Calendar Year Ended December 31, 2004

         First Quarter                             $0.20        $0.03
         Second Quarter                             0.17         0.07
         Third Quarter                              0.09         0.05
         Fourth Quarter                             0.09         0.04

 Calendar Year Ended December 31, 2005

         First Quarter                             $0.08        $0.04
         Second Quarter                             0.06         0.02
         Third Quarter                              0.06         0.03
         Fourth Quarter                             0.11         0.04

 Calendar Year Ended December 31, 2006

         First Quarter                             $0.08        $0.04
         Second Quarter                             0.11         0.04
         Third Quarter through August 1, 2006       0.07         0.06

Holders of Common Equity

         Our Common Stock is issued in registered form and the following information is taken from the records of our transfer agent, Liberty Transfer Co. located in Huntington, NY. As of June 30, 2006, we had 2,463 shareholders of record and 446,561,686 shares of common stock outstanding. This number of shareholders of record does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.

Dividends

We have not declared any dividends on any class of our equity securities since incorporation and we do not anticipate that we will declare any dividends in the foreseeable future. Our present policy is to retain future earnings (if any) for use in our operations and the expansion of our business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes thereto, and the other financial information included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contain descriptions of our expectations regarding future trends affecting our business. These forward-looking statements, and other forward-looking statements made elsewhere in this document, are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following discussion sets forth certain factors that we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

         Park City Group develops and markets patented computer software and profit optimization consulting services that help its retail customers to reduce their inventory and labor costs; the two largest controllable expenses in the retail industry, while increasing the customer's sales and gross margin. Our products, Fresh Market Manager, ActionManager(TM) and Supply Chain Profit Link are designed to address the needs of retailers in store operations management, manufacturing and both durable goods and perishable product management. Because the product concepts originated in the environment of actual multi-unit retail chain ownership, the products are strongly oriented to an operation's bottom line results. The products use a contemporary technology platform that is capable of supporting existing offerings and can also be expanded to support related products.

         We have experienced recent significant developments that we expect to have a positive impact on our company, although there is no assurance that the expected positive impact will take place. Recent developments include the following:

         o In March the Company signed new ActionManager license agreements with Kwik Trip, an existing customer, and RaceTrac Petroleum, Inc.

         o In March the Company signed an agreement to allow Oracle to use one of the company's patents.

Liquidity and Capital Resources

At March 31, 2006

         We had a working capital deficit at March 31, 2006 of $950,438 verses $4,129,588 at March 31, 2005.

         For the quarter ended March 31, 2006, we had a net loss of $385,791 compared to a net loss of $832,982 for the quarter ending March 31, 2005.

         We had interest expense of $319,491 and $300,517 for the quarters ending March 31, 2006 and 2005 respectively. This slight increase was caused by the company refinancing and converting over $5,400,000 of debt during this quarter. The Company notes payable decreased by $4,876,922 during the last nine months which we anticipate will result in lower interest expenses of approximately $900,000 over the next twelve months. To date, the Company has financed its operations through operating revenues, loans from directors, officers and stockholders, loans from our chief executive officer and majority shareholder, and private placements of equity securities. The Company may be unable to raise additional equity capital until it achieves profitable operations and refinances its debt. The Company anticipates that it will meet its working capital requirements primarily through increased revenue, while controlling costs and expenses. However, no assurances can be given that the Company will be able to meet its working capital requirements.

As of Year Ended June 30, 2005

         The Company had $209,670 in cash at June 30, 2005 compared with $312,817 at June 30, 2004, a decrease of $103,147. Working capital deficit at June 30, 2005 increased to $4,994,269, compared to $587,977 at June 30, 2004.
The increase in the working capital deficit was principally attributable to the upcoming maturity dates on the notes payable to Whale Investments, as well as an increase in the related party line of credit with Riverview. Subsequent to June 30, 2005, the Company was able to pay off the entire Whale Investment note of $2,000,000, and $350,000 of the Riverview operating line of credit.

         During the year ended June 30, 2005 the operations of the Company used $794,318 of cash, compared to operations providing $62,264 of cash in 2004.

         The company focused on developing several strategic sales channels in FY2005. The primary focuses are, Large Grocery Chains, Medium Grocery Chains, Large C-Store Chains, Medium C-Store Chain, Specialty Retailers through Alliance Partners, Financial Services and Call Center operations, and Perishable and Non Perishable Product Manufacturers. Each of these channels has a Senior Executive responsible for the development of the channel. In addition the Company has entered into agreements with the Alliance Partners and independent commissioned sales personnel as needed to facilitate introductions and relationships within the channel.

         In addition to our channel focus, the Company subsequent to June 30, 2005, entered into a license agreement with Cannon Solutions as disclosed in our Form 8-K filed on August 11, 2005. Although there is no certainty, the Company believes that this working relationship with the Cannon Solutions and their operating companies have significant potential for revenue generation. Joint management operating meetings are being conducted to discuss future business opportunities.

         We expect that these channels will take 12 to 18 months to initiate and we started seeing results in Q2FY2006 The company has started a total of 10 new engagements from these channels during the first 9 months of our channel focus implementation. We also currently have over 40 active prospects in our pipeline, although no assurance of positive results from these strategic sales channels can be given. Our working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including: (i) changes in the software industry and environment which may require additional modifications to our software and platforms; (ii) the pace at which our products are accepted by and sold into the market and the related sales and marketing effort and support requirements, and (iii) changes in existing financing arrangements. The Company is pursuing opportunities to sell its ActionManager(TM) and Fresh Market Manager products through alliances with other software vendors (CRS Retail Systems) and companies (Kurt Salmon Associates) selling to the retail industry. This selling strategy is dependent on successfully maintaining these alliances and the efforts of the other companies.

         To date, the Company has financed its operations through operating revenues, loans from directors, officers and stockholders, loans from the CEO and majority shareholder, and private placements of equity securities. The Company has been constrained by not having a desirable level of working capital. Although the Company anticipates that it will meet its working capital requirements primarily through increased revenue, while controlling costs and expenses, no assurances can be given that the Company will be able to meet its working capital requirements. Should the Company desire to raise additional equity or debt financing, there are no assurances that the Company could do so on acceptable terms.

Results of Operations

Three and Nine Month Period Ended March 31, 2006 Compared to the Three and Nine Month Period Ended March 31, 2005

Three Months Ended March 31, 2006 and 2005

         Total revenues were $1,369,688 and $805,865 for the quarters ended March 31, 2006 and 2005, respectively, a 70% increase. Software license revenues were $573,900 and $149,760 for the quarters ended March 31, 2006 and 2005, respectively, a 283% increase. This increase is primarily attributable to software license sales to existing customers and a large agreement with Oracle, during the quarter ended March 31, 2006. Maintenance and support revenues were $535,311 and $531,682 for the quarters ended March 31, 2006 and 2005, respectively. ASP revenues were $48,525 and $28,950, respectively for the quarters ending March 31, 2006 and 2005; an increase of 68%. This increase was the result of our success in the Perishable Manufacturing Channel where we have signed 6 new contracts in the last 8 months. Consulting and other revenue was $211,952 and $95,473 for the quarters ended March 31, 2006 and 2005, respectively, a 122% increase. This increase is due to increased FMM implementation services resulting from the Cannon Equipment agreements.

         Cost of revenues, as a percent of total revenues was 29% and 49% for the quarters ended March 31, 2006 and 2005, respectively. This decrease came from the additional revenues during the quarter ended March 31, 2006 as compared to the quarter ended March 31, 2005.

         Research and development expenses were $225,180 and $256,309 for the quarters ended March 31, 2006 and 2005 respectively, a 12% decrease. This decreased expense reflects the fact that both ActionManager and FMM software suites have had major releases completed in addition to the streamlining of our development process. The Company has also started to utilize off-shore development resources.

         Sales and marketing expenses were $395,055 and $310,081 for the quarters ended March 31, 2006 and 2005, respectively, a 27% increase over the previous year. The Company continues to deploy a commissioned based sales force which allows them to maintain a lower fixed level of costs to generate sales however, additional sales did increase costs slightly due to the travel required to create these sales. The Company also hired one additional full time sales person during the quarter ended March 31, 2006. General and administrative expenses were $418,777 and $377,748 for the quarters ended March 31, 2006 and 2005 respectively, an 11% increase. The addition of new employees and salary increases during this quarter accounted for this change.

Nine Months Ended March 31, 2006 and 2005

         Total revenues were $6,182,209 and $2,736,604 for the nine months ended March 31, 2006 and 2005, respectively, a 126% increase in 2006 over the comparable period for 2005. Software license revenues were $3,434,927 and $453,615 for the nine months ended March 31, 2006 and 2005, respectively, a 657% increase. License sales in 2005 include the Cannon Equipment license sale as referenced in the Company's Form 8-K filed August 11, 2005. Maintenance and support revenues were $1,750,068 and $1,793,215 for the nine months ended March 31, 2006 and 2005, respectively, a 2% decrease. This decrease is primarily attributable to two existing ActionManager customers reducing their maintenance fees due to store closures. ASP revenues were $147,675 and $61,100 for the nine months March 31, 2006 and 2005, respectively, a 142% increase in 2006 over the comparable period for 2005. This increase is driven by the companies' success selling Supply Chain Profit Link to perishable manufacturers. Consulting and other revenue was $849,539 and $428,674 for the nine months ended March 31, 2006 and 2005, respectively, a 98% increase. This increase is driven by the Cannon Equipment agreement and increased ActionManager consulting during the quarter ended September 30, 2005.

         Cost of revenues for the nine months were 20% and 38% of total revenues for the nine months ending March 31, 2006 and 2005 respectively. This decrease is attributable to the increase in revenues in the two compared periods.

         Research and development expenses were $684,776 and $763,159 for the nine months ended March 31, 2006 and 2005 respectively, a 10% decrease. This decrease represents the general stabilization of both the Fresh Market Manager and ActionManager 4X software and the company's use of off-shore resources.

         Sales and marketing expenses were $988,688 and $985,804 for the nine months ended March 31, 2006 and 2005, respectively. Sales and marketing expenses are did not change significantly for the nine months ended March 31, 2006 as compared to the same period in the prior year.

         General and administrative expenses were $1,048,370 and $1,356,678 for the nine months ended March 31, 2006 and 2005, respectively, a 23% decrease. The 2005 expenses include a $165,200 expense for the settlement of a legal case.

Year Ended June 30, 2005, as Compared to Year Ended June 30, 2004

         During the year ended June 30, 2005, the Company had total revenues of $3,631,812 compared to $6,029,823 in 2004, a 40% decrease. Software license sales were $479,615 and $3,245,557 for 2005 and 2004, respectively, an 85% decrease. This decrease was primarily attributable to the postponement of large sales for Fresh Market Manager at fiscal year end. One customer did sign an agreement in July 2005 for $3,000,000 in licenses as well as $500,000 in consulting services and $75,000 for one year exclusivity rights for the Point of Purchase Display manufacturing industry, and $100,000 for the first right of refusal on stock offers through December 2005, and then six months of First Right of Offer for company offered stock sales. Maintenance and Support revenues increased by 6% over 2004, primarily from the increase in ASP sales agreements. Consulting revenue increased by 44% to $735,522 for 2005, compared to $509,928 for 2004. This increase is primarily attributable to ongoing operational consulting services for Fresh Market Manager customers and the successful launch of our new financial services operational consulting services products. The Company expects maintenance and support revenue for the year ending June 30, 2006 to increase over 2005, although there is no assurance that it will increase. Some customers may discontinue maintenance agreements, but maintenance agreements with new customers should replace discontinuing customers, and may result in a similar growth in maintenance revenue.

         Deferred revenue was $883,425 and $1,111,915 at June 30, 2005 and 2004, respectively, a decrease of 21%.

         Research and development expenses were $1,019,411 and $1,176,222 for 2005 and 2004, respectively, a 13% decrease. This decrease is primarily because both the Fresh Market Manager and ActionManager(TM) products have reached a mature development state. Research and development costs continue for both products for enhancements and upgrades as well as the development of Supply Chain Profit Link.

         Sales and marketing expenses were $1,337,318 and $1,158,411 for 2005 and 2004, respectively, an increase of 15%. This increase is primarily attributable to employment of additional personnel during 2005.

         General and administrative expenses were $2,055,940 and $1,672,650 for 2005 and 2004, respectively, a 23% increase. This increase was driven primarily from the increase of reserves for bad debt including the write off of $307,500 for one customer for non payment.

         Interest expense was $1,178,454 and $1,540,417 for 2005 and 2004, respectively, a 24% decrease. This decrease was primarily attributed to the conversion of a bridge loan from directors.

         The gain on forgiveness of debt in 2004 is attributable to certain bridge note holders, including an officer and directors, agreeing to cancel certain amounts payable to them pursuant to the terms of the Bridge Note C agreements. The gain on settlement of payable in 2004 is attributable to lease negotiations.

Off-Balance Sheet Arrangements

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Policies

         This Management's Discussion and Analysis of Financial Condition and Results of Operations discuss the Company's Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

         We commenced operations in the software development and professional services business during 1990. The preparation of our financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to inventory, deferred income tax assets, revenue recognition and restructuring initiatives. We anticipate that management will base its estimates and judgments on historical experience of the operations we may acquire and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         Management believes the following critical accounting policies, among others, will affect its more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

         Deferred Income Tax Assets. In determining the carrying value of the Company's net deferred income tax assets, the Company must assess the likelihood of sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions, to realize the benefit of these assets. If these estimates and assumptions change in the future, the Company may record a reduction in the valuation allowance, resulting in an income tax benefit in the Company's Statements of Operations. Management evaluates the realizability of the deferred income tax assets and assesses the valuation allowance quarterly.

         Goodwill and Other Long-Lived Asset Valuations. In June 2001, the FASB issued SFAS 141, "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. We adopted the new rules on accounting for goodwill and other intangible assets during the fiscal year beginning July 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

         Revenue Recognition. The Company's revenues are derived from the licensing of software, maintenance of software, professional consulting services and software hosting services. Revenue from the licensing of software is recognized at the time the software is shipped to the customer. The company also defers a portion of the software license fee equal to the cost of maintenance for the warranty period on all license sales that are either to a new customer or are a new product being sold to an existing customer. Customers who purchase additional licenses for software which they already have and for which they are paying maintenance, waive the warranty period. Revenue from maintenance of software, professional consulting services and software hosting services is recognized during the month the services are performed.

         Stock-Based Compensation. The Company accounts for its employee stock-based compensation plans using the intrinsic value method, as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, the Company records deferred compensation costs related to its employee stock options when the current market price of the underlying stock exceeds the exercise price of each stock option on the measurement date (usually the date of grant). The Company records and measures deferred compensation for stock options granted to non-employees, other than members of the Company's Board of Directors, using the fair value based method. Deferred compensation is expensed on a straight-line basis over the vesting period of the related stock option. During 2005 and 2004, the Company did not grant any stock options to employees or members of the Company's Board of Directors with exercise prices below the market price on the measurement date.

         An alternative method to the intrinsic value method of accounting for stock-based compensation is the fair value based method prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." If the Company used the fair value based method, the Company would be required to record deferred compensation based on the fair value of the stock option at the date of grant as computed using an option-pricing model, such as the Black-Scholes option pricing model. The deferred compensation calculated under the fair value based method would then be amortized over the vesting period of the stock option.

Recent Accounting Pronouncements

         In December 2004, the FASB issued SFAS No. 123R (revised 2004) "Share-Based Payment." SFAS No. 123R requires employee stock-based compensation to be measured based on the grant-date fair value of the awards and the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. The Statement eliminates the alternative use of Accounting Principles Board (APB) No. 25's intrinsic value method of accounting for awards, which is the company's accounting policy for stock options. See Note 1 to the Consolidated Financial Statements for the pro forma impact of compensation expense from stock options on net earnings and earnings per share. SFAS No. 123R is effective for the Company's fiscal year beginning July 1, 2006. The company will adopt the provisions of SFAS No. 123R on a prospective basis. The financial statement impact will be dependent on future stock-based awards and any unvested stock options outstanding at the date of adoption.

         In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Correction - a replacement of APB No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

         In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143." This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company is in the process of evaluating the impact of FIN 47 but does not expect the adoption to have a material impact on the financial statements.

Interest Rate Risk

         We currently have notes payable that accrue interest at a fixed rate. We do not anticipate that a substantial amount of our future debt and the associated interest expense will be subject to changes in the level of interest rates. Increases in interest rates would result in incremental interest expense.

Inflation

         We do not believe that inflation will negatively impact our business plans.



                        BUSINESS OF PARK CITY GROUP, INC.

General

         Park City Group develops and markets patented computer software and profit optimization consulting services that are intended to help its retail customers to reduce their inventory and labor costs; the two largest controllable expenses in the retail industry.. The technology has its genesis in the operations of Mrs. Fields Cookies co-founded by Randall K. Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Anheuser Busch Entertainment, Perdue, Monterey Mushrooms, Pacific Sunwear, Wawa and Tesco Lotus benefit from the Company's software. Because the product concepts originated in the environment of actual multi-unit retail chain ownership, the products are strongly oriented to an operations' bottom line results.

The Company was incorporated in the State of Delaware on December 8, 1964 as Infotec, Inc. From June 20, 1999 to approximately June 12, 2001, it was known as Amerinet Group.com, Inc. In 2001, the name was changed from Amerinet Group.com to Fields Technologies, Inc. On June 13, 2001, the Company entered into a "Reorganization Agreement" with Randall K. Fields and Riverview Financial Corporation whereby it acquired substantially all of the outstanding stock of Park City Group, Inc., a Delaware corporation, which became a 98.67% owned subsidiary. Operations are conducted through this subsidiary which was incorporated in the State of Delaware in May 1990. The Company develops and licenses its software applications identified as "Fresh Market Manager", "Supply Chain Profit Link", and "ActionManager(TM)". The Company also provides implementation and profit optimization consulting services for its application products.

         On August 7, 2002, Fields Technologies, Inc., (OTCBB:FLDT) changed its name from Fields Technologies, Inc., to Park City Group, Inc., and reincorporated in Nevada. Therefore, both the parent-holding company (Nevada) and its operating subsidiary (Delaware) are named Park City Group, Inc. Park City Group, Inc. (Nevada) has no other business operations other than in connection with its subsidiary. In this Registration Statement when the terms "we", "Company" or "Park City Group" are used, it is referring to the Park City Group, Inc., a Delaware corporation, as well as to Fields Technologies, Inc., the Delaware corporation, which was reincorporated in Nevada under the name of the Park City Group, Inc. The stock trades under the symbol PKCY.

         The principal executive offices are located at 333 Main Street, P.O. Box 5000, Park City, Utah 84060. The telephone number is (435) 649-2221. The website address is http://www.parkcitygroup.com.

Supermarket Segment

         The Supermarket industry is under increased competitive pressure from Value Retailers such as Wal-Mart, Costco, Target, and others. One of the strategies that traditional supermarkets are implementing is to increase the quantity and quality of their perishable offerings. Perishable departments, such as bakery, meat and seafood, dairy, and deli have historically been loosely managed but now have been forced to become a focus for profitability improvement. The Company's software and consulting are designed to address this specific business problem; increasing the profitability of perishable products.

Convenience Store Segment

         For Convenience Stores, recent trends of contracting gasoline margins and declining tobacco sales increases the need for improved cost controls and better decision support. To magnify their issues, other industry segments such as value retailers and grocery stores are now cutting into the convenience store stronghold by offering gasoline. To offset declining gasoline profits, the C-Store industry is pushing into Fresh Food as an avenue of increased sales and profitability. Only the most progressive convenience store operations have automated systems to help store managers, leaving the majority of the operators without any technology to ease their administrative and operations burdens.

Supplier Segment

         As stated above, Supermarkets and Convenience Stores are increasingly dependent upon perishable departments for increased profitability. Suppliers are increasingly being pressured by retailers to provide economic incentives or assistance. Park City Group has developed Supply Chain Profit link to enable suppliers to provide that assistance.

Specialty Retail Segment

         Specialty Retailers are faced with a shrinking labor force and strong competition for qualified managers and staff. Managers are time-constrained due to increased labor and inventory demands, margins are increasingly tight, due to higher labor and lease expenses, and customer satisfaction demands are higher than ever before. Park City Group has developed a range of applications that enable managers in specialty retail to improve their labor scheduling efficiency and reduce their total paperwork and administrative workload.

Fresh Market Manager

         Addressing the inventory issues that plague today's retailers, Fresh Market Manager is a suite of software product applications designed to help manage perishable food departments including bakery, deli, seafood, produce, meat, home meal replacement, dairy, frozen food, and floral. Although the supermarket and convenience store industries have invested substantial sums on Point-of-Sale, scanning systems, etc., those systems are, almost without exception, limited to proving price look-up functions rather than decision support functions. These industries are a classic representation of "data rich" and "information poor". Park City Group is capitalizing on that environment to bring together information from disparate legacy applications and databases to provide an end-to-end integrated merchandising, production planning, demand forecasting and perpetual inventory system to address the industry's perishable department needs.

         Fresh Market Manager helps identify true cost of goods and provides accurate and actionable profitability data on a corporate, regional, store-by-store, and/or item-by-item basis. Fresh Market Manager also can produce hour-by-hour forecasts, production plans, perpetual inventory, and places/receives orders. Fresh Market Manager automates the majority of the planning, forecasting, ordering, and administrative functions associated with fresh merchandise or products.

ActionManager(TM)

         The second most important cost element typically facing today's retailers is labor. ActionManager addresses labor needs by providing a suite of solutions that forecast labor demand, schedules staff resources, and provides store managers with the necessary tools to keep labor costs under control while improving customer service, satisfaction and sales. Daily availability of this information can help a retailer to address issues more quickly.

         ActionManager applications provide an automated method for managers to plan, schedule, and administer many of the administrative tasks including new hire paperwork and time and attendance. In addition to automating most administrative processes, ActionManager provides the local manager with a "dashboard" view of the business. ActionManager also has extensive reporting capabilities for corporate, field, and store-level management to enable improved decision support.

Supply Chain Profit Link

         Supply Chain Profit Link (SCPL) allows suppliers an opportunity to work with their retail partners on optimizing profits, while reducing stock outs and minimizing shrink (or waste). SCPL is capable of providing daily or weekly store-by-store item level information to a supplier to facilitate decision support. SCPL allows suppliers opportunities to customize assortment plans, promotions, and pricing strategies on a store-by-store level.

Professional Services

         Park City Group's Professional Services offering include project management, technical implementation, and end-user training. In addition, Park City Group offers a variety of traditional consulting services configured to meet specific customer needs. Beyond these traditional services, Park City Group provides consulting, including merchandising and store operations, that is focused on the primary objective of helping customers to improve their profitability through the full use of the Company's products.

Sales and Marketing

         Through a focused and dedicated sales effort designed to address the requirements of each of its business segments, Park City Group believes its sales force is positioned to understand its customers' businesses, trends in the marketplace, competitive products and opportunities for new product development. The Company's deep industry knowledge enables it to take a consultative approach in working with its prospects and customers. Park City Group's sales personnel focus on selling its technology solutions to major customers, both domestically and internationally.

         To date, Park City Group's primary marketing objectives have been to increase awareness of Park City Group's technology solutions and generate sales leads. To this end, Park City Group attends industry trade shows, conducts direct marketing programs, publishes industry trade articles and white papers, participates in interviews, and selectively advertises in industry publications.

Customers

         Our customers include some of the most notable names in retailing, including: Schnuck's, Tesco-Lotus, Circle K Midwest, Home Depot, Wawa, Sheetz, Williams-Sonoma, and others.

Competition

         The market for Park City Group's products and services is very competitive. Park City Group believes the principal competitive factors include product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support and degree of integration effort required with other systems. While our competitors are often larger companies with larger sales forces and marketing budgets, we believe that our deep industry knowledge and the breadth and depth of our offerings give us a competitive advantage. Park City Group's ability to continually improve its products, processes and services, as well as its ability to develop new products, enables the Company to meet evolving customer requirements. Park City Group competes with companies such as Workbrain, Radient Systems, Kronos, Tomax, Capgemini, Electronic Data Systems, and others.
Product Development

         The products sold by the Company are subject to rapid and continual technological change. Products available from the Company, as well as from its competitors, have increasingly offered a wider range of features and capabilities. The Company believes that in order to compete effectively in its selected markets, it must provide compatible systems incorporating new technologies at competitive prices. In order to achieve this, the Company has made a substantial ongoing commitment to research and development.

         Park City Group's product development strategy is focused on creating common technology elements that can be leveraged in applications across its core markets. The Company's software architecture is based on open platforms and is modular, thereby allowing it to be phased into a customer's operations. In order to remain competitive, Park City Group is currently designing, coding and testing a number of new products and developing expanded functionality of its current products.

Patents and Proprietary Rights

         The Company owns and controls 8 U.S. patents, 4 patents pending, 8 U.S. trademarks and 37 U.S. copyrights relating to its software technology. The Company has 14 international patents and patent applications pending. The patents referred to above are continuously reviewed and renewed as their expiration dates come due.

         Company policy is to seek patent protection for all developments, inventions and improvements that are patentable and have potential value to the Company and to protect its trade secrets other confidential and proprietary information. The Company intends to vigorously defend its intellectual property rights to the extent its resources permit.

         Future success may depend upon the strength of the Company's intellectual property. Although management believes that the scope of patents/patent applications are sufficiently broad to prevent competitors from introducing devices of similar novelty and design to compete with the Company's current products and that such patents and patent applications are or will be valid and enforceable, there are no assurances that if such patents are challenged, this belief will prove correct. The Company has, however, successfully defended one of these patents in two separate instances and as such, has some level of confidence in the Company's ability to maintain its patents. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures, which differ from those in the U.S. Patent protection in such countries may be different from patent protection provided by U.S. Laws and may not be as favorable.

         The Company is not aware of any patent infringement claims against it; however, there are no assurances that litigation to enforce patents issued to the Company, to protect proprietary information, or to defend against the Company's alleged infringement of the rights of others will not occur. Should any such litigation occur, the Company may incur significant litigation costs, the Company's resources may be diverted from other planned activities, and result in a materially adverse effect on the Company's operations and financial condition.

         The Company relies on a combination of patent, copyright, trademark, and other laws to protect its proprietary rights. There are no assurances that the Company's attempted compliance with patent, copyrights, trademark or other laws will adequately protect its proprietary rights or that there will be adequate remedies for any breach of our trade secrets. In addition, should the Company fail to adequately comply with laws pertaining to its proprietary protection, the Company may incur additional regulatory compliance costs.

Government Regulation and Approval

         Like all businesses, the Company is subject to numerous federal, state and local laws and regulations, including regulations relating to patent, copyright, and trademark law matters.

Cost of Compliance with Environmental Laws

         The Company currently has no costs associated with compliance with environmental regulations, and does not anticipate any future costs associated with environmental compliance; however, there can be no assurance that it will not incur such costs in the future.

Research and Development

         Total research and development expenditures were $1,019,411 and $1,176,222 for the years ended June 30, 2005 and 2004, respectively; a 13% decrease. We estimate that research and development activities will experience limited growth as the Company continues to improve their new C-Store and Supply Chain Profit Link products in the next fiscal year.

Reports to Security Holders

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, it files annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. The Company's filings are also available to the public from commercial document retrieval services and the Internet world wide website maintained by the Securities and Exchange Commission at www.sec.gov.

Employees

         As of June 30, 2006, the Company had 31 employees, including 10 software developers and programmers, 6 sales, marketing and account management employees, 10 software service and support employees and 5 accounting and administrative employees. During 2006 the Company hired 3 programmers and one Business Analyst in India. The company is planning to expand their Indian workforce to support their sales in Asia and to provide additional programming resources. All of these employees work for the Company on a full time basis. The employees are not represented by any labor union.


                             DESCRIPTION OF PROPERTY

The principal place of business operations is 333 Main Street, Park City, Utah. The Company leases approximately 9,500 square feet at this location, consisting primarily of office and storage areas.


                                LEGAL PROCEEDINGS

         The Company has filed a lawsuit against Workbrain Corporation titled Park City Group, Inc. vs. Workbrain Corporation Case No. 2:06 cv 289, which is pending in the Federal District Court for the District of Utah. The Company claims that Workbrain Corporation is infringing upon its patent #5,111,391. The Company will vigorously pursue this matter.


                                   MANAGEMENT

         The following table sets forth the name, address, age and position of each officer and director of the Company:

Name                             Age       Position - Committee
---------------------------- ------------- -------------------------------------

Randall K. Fields                 59       Chief Executive Officer
                                           Chairman of the Board and Director

William Dunlavy                   50       Chief Financial Officer/Secretary

Thomas W. Wilson                  74       Director
Edward C. Dmytryk                 60       Director


         Randall K. Fields has been the Chief Executive Officer, and Chairman of the Board of Directors since June, 2001. Mr. Fields founded Park City Group, Inc., a software development company based in Park City, Utah, in 1990 and has been its President, Chief Executive Officer, and Chairman of the Board since its inception in 1990. Mr. Fields has been responsible for the strategic direction of Park City Group, Inc. since its inception. Mr. Fields co-founded Mrs. Fields Cookies with his then wife, Debbi Fields. He served as Chairman of the Board of Mrs. Fields Cookies from 1978 to 1990. In the early 1970's Mr. Fields established a financial and economic consulting firm called Fields Investment Group. Mr. Fields received a Bachelor of Arts degree in 1968 and a Masters of Arts degree in 1970 from Stanford University, where he was Phi Beta Kappa, Danforth Fellow and National Science Foundation Fellow.

         William Dunlavy has been appointed CFO and Secretary as of August, 2004. Mr. Dunlavy joined Fresh Market Manager LLC in 1999 as its Chief Operating Officer and continued in the same capacity with the acquisition of Fresh Market Manager LLC in 2001. He has been responsible for the design of the business functionality in the Fresh Market Manager product in addition to his business operations activities for Park City Group. He was formerly the Chief Operating Officer at Mrs. Fields Cookies, Director of Operations at Golden Corral Family Restaurants, head of Fresh Foods at Harris Teeter, Inc. and head of Fresh Foods at Raley's and Bel Air Supermarkets. He has also served as a board member of the International Deli, Dairy, Bakery Association.

         Thomas W. Wilson, Jr. has been a director since August, 2001. From 1995 to 1999, Mr. Wilson was the Chairman of the Board Information Resources, Inc., a Chicago, Illinois-based provider of point-of-sale information based business solutions to the consumer packaged goods industry. From 1998 to 1999, Mr. Wilson was the Interim Chief Executive Officer of Information Resources, Inc. From 1966 to 1990, Mr. Wilson was employed in various capacities with McKinsey & Co., a management consulting company. In 1968, Mr. Wilson was elected a Partner of McKinsey and Co., and in 1972 he was elected a Senior Partner. Mr. Wilson received a Bachelor of Arts Degree from Dartmouth College and a Masters of Business Administration Degree from the Wharton School of the University of Pennsylvania.

         Edward C. Dmytryk has been a director since June, 2000. In October 2002, Mr. Dmytryk took on additional responsibilities as acting Chief Financial Officer and as such resigned from the Audit Committee. He served in this capacity until June 2003. Later in 2003, Mr. Dmytryk became the Chief Executive Officer of Safescript Pharmacies, Inc (SAFS) due to a request by the Safescript Pharmacies, Inc. Board of Directors to restructure the company during a liquidity crisis and a SEC investigation. He restructured the company and helped arranged the sale of assets to a group of interested investors. He remains the CEO due to the complications of the sale and the damage caused by hurricane Katrina in New Orleans where 3 operating pharmacies were located. Currently, Mr. Dmytryk is the CEO of RxPert, Inc., a Pharmacy company located in Ponte Vedra, Florida. Mr. Dmytryk graduated Summa Cum Laude from the Citadel, the Military College of South Carolina in 1968 with a Bachelor of Science Degree and was an Instructor Pilot in the United States Air Force.

         Our Executive Officers are elected by the Board on an annual basis and serve at the discretion of the Board.

Compliance with Section 16(a)

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes that, during the year ended December 31, 2004, the Reporting Persons met all applicable Section 16(a) filing requirements

Code of Ethics

         The company adopted their code of ethics by unanimous board of directors vote in our October 2005 Board Meeting and is included by reference herein in Item 27, Exhibits.

Committees of the Board of Directors

         Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below:

         Audit Committee. The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Edward C. Dmytryk (Chairman) and Thomas W. Wilson Jr., each of whom is a non-management member of our board of directors. Edward C. Dmytryk is also our audit committee financial expert as currently defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

         Compensation Committee. The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The current member of the compensation committee is Thomas W. Wilson Jr. (Chairman), and Edward C. Dmytryk, each of whom is a non-management member of our board of directors. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future compensation committee requirements as they become applicable to us.

         Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. The current members of the nominating and governance committee are Randall K Fields (Chairman), and Edward C. Dmytryk. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future nominating and corporate governance committee requirements as they become applicable to us.

                             MANAGEMENT COMPENSATION

         The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to the Company's most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

                                                   SUMMARY COMPENSATION TABLE


                                                      Annual Compensation                       Long-Term Compensation Awards
                                        ----------------------------------------------- --------------------------------------------
                                                                                         Restricted        Securities      LTIP
                                Year/                                  Other Annual     Stock Awards      Underlying      Payouts
 Name and Principal Position   Period     Salary ($)     Bonus ($)   Compensation ($)        ($)       Options/SARs (#)      ($)
------------------------------ -------- -------------- ------------- ------------------ -------------- ------------------ ----------
Randall K. Fields               2006       279,167*             -         71,126 (1)         45,833                  -           -
Chairman and CEO                2005       317,500*             -         61,037 (1)         50,000                  -           -
                                2004       317,500*         4,377         46,760 (1)         50,000                  -           -

James Horton                    2006       243,750**            -              -                  -                              -
President and COO               2005       270,833**            -              -                  -            416,823           -

William Dunlavy                 2006       197,625              -              -             22,500                              -
CFO                             2005       198,958              -              -                  -            338,601           -
                                2004       100,000          4,377              -             50,000                  -           -

Shaun Broadhead                 2006       116,167              -              -             30,833                  -           -
Director of                     2005       100,000              -              -             50,000                  -           -
Research & Development          2004       100,000          4,377              -             50,000                  -           -

Carolyn Doll                    2006       116,167              -              -             30,833                  -           -
Vice President of               2005       100,000              -              -             50,000                  -           -
Marketing                       2004       100,000          4,377              -             50,000

Aaron Prevo                     2006       121,244***           -              -             25,000                  -           -
Vice-President of               2005        29,583***           -              -                  -             65,588           -
Professional Services

Williams Ruby                   2006        68,115****          -              -                  -                  -           -
Vice-President

   * A significant part of Mr. Fields salary is paid to a management company wholly owned by Mr. Fields.
  ** Mr. Horton joined the company in September 2004 and resigned March 2006. *** Mr. Prevo joined the company in April 2005 and resigned June 2006.
**** Mr. Ruby joined the company in December 2005

(1) These amounts include premiums paid on Life Insurance policies of $52,958, $46,622 and $27,614 for 2006, 2005 and 2004, respectively, Company car related expenses of $15,347, $13,003 and $14,880 for 2006, 2005 and 2004,
    respectively; and medical premiums of $2,821 and $1,412 for 2006 and 2005, respectively.

Stock Options and Warrants Granted in the Last Fiscal Year

         The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2006 to our officers and directors.

                                                                    Individual Grants
                                     --------------------------------------------------------------------------------
                                     Number of Securities     % of Total Options and
                                     Underlying Options and   Warrants Granted to      Exercise
                                     Warrants                 Employees in Fiscal      Price         Expiration
Name                                 Granted                  Year                     ($/Sh)(1)     Date
------------------------------------ ------------------------ ------------------------ ------------- ----------------
William Dunlavy                      4,000,000                100%                     $.065         06/30/2011

(1) The exercise price was equal to 100% of the fair market value on the date of grant.

Aggregated Option and Warrant Exercises in Last Fiscal Year and Fiscal Year-end
Option and Warrant Values

                                                                 Securities Underlying            Value of Unexercised
                             Shares Acquired on Value        Unexercised Options and Warrant     In-the-Money Options at
                                   June 30, 2006                      at June 30, 2006                  June 30, 2006
Name                        Exercise (#)    Realized ($)     Exercisable      Unexercisable     Exercisable     Unexercisable
Aaron Prevo                     -                 N/A          65,588                -                 N/A            -
Carolyn Doll                    -                 N/A         200,000                -            6,000.00            -
James Horton                    -                 N/A       6,428,571                -                 N/A            -
Riverview Financial(1)          -                 N/A       8,761,614                -          175,232.28            -
Shaun Broadhead                 -                 N/A         350,000                -           10,500.00            -
William Dunlavy                 -                 N/A         500,000                -           15,000.00            -
William Dunlavy                 -                 N/A         338,601                -                 N/A            -
William Dunlavy                 -                 N/A       4,000,000                -                 N/A            -

(1) Riverview Financial is an affiliate of Mr. Fields.

Employment Agreement

         Park City Group has an employment agreement with its chief executive officer, Randall K. Fields, dated effective January 1, 2001, and revised effective July 1, 2003. The compensation for Mr. Fields, under the terms of the revision, provides for a portion of the compensation to be provided pursuant to an employment agreement and the balance to be provided pursuant to the terms of a services agreement between the Company and Fields Management, Inc., an executive management services provider, a company wholly owned by Mr. Fields. The term of the two agreements is five years ending June 30, 2008, with automatic one-year renewals. The combined agreements provide for:

         o        An annual base compensation of $350,000;

         o        Use of a company vehicle;

         o Employee benefits that are generally provided to Park City Group, Inc. employees; and

         o A bonus to be determined annually by the Compensation Committee of the Board of Directors.

         Effective October 1, 2002, Mr. Fields agreed to have a portion of his base compensation payable in stock.

         Park City Group has an employment agreement with its Executive Vice President and chief financial officer, William Dunlavy, dated effective September 1, 2004. This agreement provides Mr. Dunlavy with the following compensation:

         An annual base compensation of $225,000;

         o Participation in the Management Bonus Plan which provides that the bonus will be 30% of salary if company revenue and net income meets the budget. If the Company meets 95% of its budgeted amounts, the bonus is 20%, if the Company meets 90% of its budgeted amounts, the bonus is 10% with no bonus if the results are less than 90% of the budget. Likewise, if the budget is exceeded to a level of 110% the bonus is 40% and 45% if the budget is exceed to a level of 120% or more.

         o Employee benefits that are generally provided to Park City Group, Inc. employees;

         o Stock options equal to 3 to 1 for each share of stock purchased at a cost of $.07 or the current market price, which ever is higher, through September 30, 2005 with an exercise price of $.07 or the current market price, which ever is higher; and

         o Stock options equal to 2 to 1 for each share of stock purchased at a cost of $.07 or the current market price, which ever is higher, $.07 or the current market price, which ever is higher, there after.

Director Compensation

         The continuing outside directors, Edward C. Dmytryk and Thomas W. Wilson, Jr. receive the following compensation:

         Annual cash compensation of $10,000 payable at the rate of $2,500 per quarter. The Company has the right to pay this amount in the form of shares of Company Stock.

         Annual options to purchase $20,000 of the Company restricted common stock at the market value of the shares on the date of the grant, which is to be the first day the stock market is open in January of each year.

401(k) Retirement Plan.

         The Company offers an employee benefit plan under Benefit Plan Section 401(k) of the Internal Revenue Code. Employees who have attained the age of 21 are immediately eligible to participate. The Company, at its discretion, matches 50% of the first 4% of each employee's contributions. No matching contribution has been made after September 30, 2002.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Options and Warrants

         The Company has stock option plans that enable it to issue to officers, directors, consultants and employees nonqualified and incentive options to purchase common stock. At June 30, 2006, a total of 3,997,689 of such options were outstanding with exercise prices ranging from $0.03 to $0.14 per share.

         At June 30, 2006 a total of 44,841,935 warrants to purchase shares of common stock were outstanding. Of those warrants, 25,322,453 were issued in connection with certain debt financings; 6,428,571 were issued in connection with an equity investment by an officer; 9,090,911 were issued as a commission for placement of equity securities; and 4,000,000 were issued to an officer in satisfaction of employment agreement obligations. These warrants have exercise prices ranging from $0.04 to $0.07 per share and expire between August 16, 2007 and June 30, 2011.

Compensation Committee Interlocks and Insider Participation

         No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information regarding shares of our common stock beneficially owned as of June 26, 2006 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

                                             Common Stock       Common Stock
                                                Options       Purchase Warrant    Total Stock and
                                              Exercisable        Exercisable        Stock Based
          Name              Common Stock    Within 60 Days     Within 60 days      Holdings (1)      % Ownership (1)
-------------------------- --------------- ------------------ ------------------ ------------------ ------------------
Randall K. Fields (1)          24,360.278                  -                  -         24,360,278              5.46%
Riverview Financial, Corp.    183,495,362                  -          8,761,614        192,256,976             43.05%
William Dunlavy                 1,777,076            838,601          4,000,000          6,615,677              1.48%
Shaun Broadhead                 2,950,783            350,000                  -          3,300,783                  *
Carolyn Doll                    2,950,783            200,000                  -          3,150,783                  *
James Horton                    2,281,798                  -          6,428,571          8,710,369              1.95%
Edward C. Dmytryk               1,398,627            875,000                  -          2,273,627                  *
Thomas W. Wilson               10,010,210            875,000          3,792,362         14,677,572              3.29%

* Less than 1%

(1) Includes 183,495,362 shares and 8,761,614 warrants beneficially owned by Riverview Financial Corp., an affiliate of Mr. Fields.
(2) For purposes of this table "beneficial ownership" is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person or group has the right to acquire within 60 days after August 1, 2006. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after August 1, 2006, are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of August 1, 2006, there were 446,561,686 shares of our common stock issued and outstanding. There were also outstanding options, and warrants entitling the holders to purchase 26,121,148 shares of our common stock owned by officers and/or directors of Park City Group.
(3) These are the officers and directors of Park City Group.


                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 500,000,000 shares of common stock, $.01 par value and 30,000,000 shares of preferred stock, $.01 Par value. As of June 30, 2006, there were 446,561,686 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding. We anticipate that we will take action to effect a 1-for-50 reverse stock split in the near future. At that time the reverse split will occur. The following is a summary of the material rights and privileges of our common stock and preferred stock.

         Common Stock

         Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

         Preferred Stock

         Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

         Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Transfer Agent

         Our transfer agent is Liberty Transfer Co telephone (631) 385-1616.

Warrants

         We are registering 40,841,935 shares of common stock underlying warrants as part of this Prospectus. The warrants vary in exercise price from $0.04 to $0.07 and have terms expiring from August 16, 2007 to June 21, 2011. The number of shares and price at which the warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. If one of these events occurs, the number of shares into which the warrants may be converted and the exercise price will be adjusted as needed to ensure that the warrant holder continues to have the right to receive a comparable number of shares or cash consideration as the holder would have received had the holder already exercised its warrant prior to the event. The warrants have no price protection features, and may not be redeemed by the Company.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We are a Nevada corporation. Our Certificate of Incorporation will provide to the fullest extent permitted under Section 78.138 of the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders' rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company had a note payable to Riverview Financial Corporation (Riverview), in the principal amount of $3,296,406 at June 30, 2005 with accrued interest of $841,995. The chief executive of Riverview is also the chief executive of the Company. In June 2004, the Company issued 2,480,000 shares of common stock to Riverview to subordinate to the extended Whale Investments note. In March 2006 the note payable and accrued interest of $294,334 were converted to 66,234,658 shares of common stock. The remaining $981,149 of accrued interest was paid with cash proceeds from the note payable funding from US Bank.

         Riverview has loaned the Company $345,000 under a note payable bearing interest at 18%. Payments are made monthly for interest only, with the principal due in December 2005. Riverview was issued 857,143 shares of common stock as an inducement to make the loan. The note was extended in June 2004 to December 2005. The loan was retired with cash proceeds form the note payable funding from US Bank in March 2006.

         The Company's CEO has made loans to the Company through Riverview Financial Corp. a wholly owned entity, to cover short term cash needs pursuant to a line of credit promissory note payable. Repayments are made as funds are available, with an extended due date of June 15, 2006 and interest is at 12%. In December 2005, the line of credit the company has with Riverview was cancelled and reissued in the amount of $800,000. The reissued line of credit carries an interest rate of 12% with a fee for draws on the line. All other terms remained the same. There was no balance due under the line of credit at June 30, 2006.

         In December 2002 the Company obtained a $2,000,000 note payable funding from Whale Investment, Ltd. The note bears interest at 18%, payable monthly, and is due in December 2005, as extended. Whale Investment, Ltd. is controlled by an individual who was already a shareholder of the Company at the time of the loan. The extended note is due December 2005 and the Company paid to Whale Investments $40,000 in cash and 1,000,000 in common stock valued at $80,000 as consideration for the extension. The loan was retired with cash generated from operations in August 2005.


                              FINANCIAL STATEMENTS

         See the Condensed Consolidated Financial Statements beginning on page F-1, "Index to Consolidated Financial Statements."

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately-negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                            SELLING SECURITY HOLDERS

         The Selling Stockholders include (i) 100 accredited investors who purchased 90,909,106 shares of our commons stock in a private placement transaction that closed in June 2006; (ii) 66,234,658 shares of our common stock owned by Riverview Financial Corporation, an affiliate of Randall K. Fields, our Chief Executive Officer; (iii) 31,751,024 shares of our common stock underlying warrants owned by various warrant holders; and (iv) 9,090,911 shares of our common stock underlying warrants issued to Taglich Brothers, Inc., the placement agent of our June 2006 private offering transaction.

         This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of such shares of our common stock from time to time by the selling stockholders.

         The securities are being offered by the named selling security holders below. There is no Preferred Stock issued at this time and the table below assumes the exercise of all warrants to purchase common stock owned by the selling stockholders. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

         The selling stockholders may from time to time offer and sell, pursuant to this prospectus, up to an aggregate of 197,985,699 shares of our common stock underlying the shares of Preferred Stock now owned by them. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

         We do not know when or in what amounts the selling stockholders may offer the shares described in this prospectus for sale. The selling security holders may decide not to sell any of the shares that this prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. For purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will sell all of the securities that this Prospectus covers.

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                     Number of Shares  Shares of Common
                                                              Owned Before    Number of Shares    Owned After      Stock Owned After
                          Name                                Offering (1)    to Be Offered (2)     Offering             Offering
----------------------------------------------------------- ---------------- ------------------- ---------------- ------------------
Riverview Financial Corp.                                     192,122,565      74,996,272         192,122,565              38.8%
Hilson Partnership, LP                                         10,909,091      10,909,091          10,909,091               2.4%
Taglich Brothers, Inc.                                          9,090,911       9,090,911           9,090,911               1.8%
E.H. Arnold                                                     7,272,728       7,272,728           7,272,728               1.6%
Anthony Meyer                                                   6,773,913       6,773,913           6,773,913               1.4%
James Horton                                                    8,710,369       6,428,571           8,710,369               1.8%
Michael N. Taglich                                              3,938,458       3,938,458           3,938,458                  *
Thomas Wilson                                                  14,427,572       3,792,362          14,427,572               2.9%
Nite Capital LP                                                 3,636,364       3,636,364           3,636,364                  *
Shadow Capitol LLC; Attn: B. Kent Garlinghouse                  3,636,364       3,636,364           3,636,364                  *
Robert F. Taglich                                               3,636,364       3,636,364           3,636,364                  *
John Bertsch Trust; John Bertsch Trustee                        2,800,000       2,800,000           2,800,000                  *
Bernard Brennan                                                13,504,156       2,798,512          13,504,156               2.7%
Paul Higbee                                                     2,798,512       2,798,512           2,798,512                  *
Guerino Deluca & Francis Deluca JT/WROS                         1,818,182       1,818,182           1,818,182                  *
Gary Arnold and Patricia Arnold Ten Com                         1,818,182       1,818,182           1,818,182                  *
Polaris Partners, LP.                                           1,818,182       1,818,182           1,818,182                  *
Ashok Kumar Narang                                              1,818,182       1,818,182           1,818,182                  *
Sep FBO Ed Brody Pershing LLC as Custodian                      1,363,637       1,363,637           1,363,637                  *
Michael E. and Naoma T. Carr                                    1,350,000       1,350,000           1,350,000                  *
Dennis Fortin                                                   1,000,000       1,000,000           1,000,000                  *
Sara Bower Penn Ttee. Sara Bower Penn Living Trust DTD
4/30/02                                                         1,000,000       1,000,000           1,000,000                  *
Philip Baroni & Rachel Baroni Trust DTD 8/1/95                    909,091         909,091             909,091                  *
Robert Louis Fisher & Carroll Fisher JT Ten Wros                  909,091         909,091             909,091                  *
Roger W. Lunstra                                                  909,091         909,091             909,091                  *
Robert W. Allen & Susan M. Allen JT/Wros                          909,091         909,091             909,091                  *
William C. Steele Ttee. William C. Steele Living Trust
UAD 5/11/98                                                       909,091         909,091             909,091                  *
Robert Edmondson                                                  909,091         909,091             909,091                  *
Paul R. Winter                                                    909,091         909,091             909,091                  *
David A. Random                                                   909,091         909,091             909,091                  *
Eugene Szczepanski                                                909,091         909,091             909,091                  *
Norper Investments                                                909,091         909,091             909,091                  *
Leo Jones                                                         909,091         909,091             909,091                  *
Robert L. Debruyn Trust UAD 10/5/94 Robert L. Debruyn &
Tracey H. Debruyn Ttee.                                           909,091         909,091             909,091                  *
Tracey H. Debruyn Trust UAD 10/5/94 Tracey H. Debruyn &
Robert Debruyn Ttee.                                              909,091         909,091             909,091                  *
Richard Buchakjian                                                909,091         909,091             909,091                  *
IRA FBO David Random Pershing LLC as Custodian                    909,091         909,091             909,091                  *
Ira Fbo Starr F. Schlobohm Pershing LLC as Custodian
Rollover Account                                                  909,091         909,091             909,091                  *
James R. Foutch                                                   909,091         909,091             909,091                  *

                                       37

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                     Number of Shares  Shares of Common
                                                              Owned Before    Number of Shares    Owned After      Stock Owned After
                          Name                                Offering (1)    to Be Offered (2)     Offering             Offering
----------------------------------------------------------- ---------------- ------------------- ---------------- ------------------
Howard Smith                                                      909,091         909,091             909,091                  *
Michael P. Hagerty                                                909,091         909,091             909,091                  *
Allen R. Rowland                                                  909,091         909,091             909,091                  *
Andrew K. Light                                                   909,091         909,091             909,091                  *
Matthew A. Keefer                                                 909,090         909,090             909,090                  *
Shirley J. Lewis & Guy W. Lewis Co-Ttee. The Shirley J.
Lewis Rev. Trust U A DTD 6/26/01                                  900,000         900,000             900,000                  *
Andrew M. Schatz & Barbara F. Wolf JTWROS                         800,000         800,000             800,000                  *
Thomas J. Bean                                                    800,000         800,000             800,000                  *
Spahr-Derebery Family Trust & A/D 10/11/90 Gregory E.
Spahr & M. Jennifer Derebery Ttee.                                727,273         727,273             727,273                  *
IRA FBO Kenneth W. Cleveland Pershing LLC as Custodian
Rollover Account                                                  727,273         727,273             727,273                  *
Douglas Friedrich & Melanie Friedrich JT/WROS                     600,000         600,000             600,000                  *
Lawrence D. Feldhacker                                            600,000         600,000             600,000                  *
Glenn R. Hubbard                                                  545,455         545,455             545,455                  *
Stephen Hughes                                                    545,455         545,455             545,455                  *
Robert D. Vanroijen Jr. Trust U A DTD 12/14/82 Robert D.
Vanroijen Ttee.                                                   500,000         500,000             500,000                  *
P. Kenneth Nitz                                                   454,546         454,546             454,546                  *
Paul G. Detkin                                                    454,546         454,546             454,546                  *
Lucille Solomon                                                   454,546         454,546             454,546                  *
Maurice Solomon                                                   454,546         454,546             454,546                  *
Wafgal Limited                                                    454,546         454,546             454,546                  *
Steven A. Boggs                                                   400,000         400,000             400,000                  *
Louis and Judith Miller Family Trust; Lois & Judith
Miller Ttees.                                                     400,000         400,000             400,000                  *
StevenJ. Dennis                                                   400,000         400,000             400,000                  *
Randall s. Knox                                                   400,000         400,000             400,000                  *
Richard S. Benson                                                 400,000         400,000             400,000                  *
Corbert L. Clark, Jr.                                             400,000         400,000             400,000                  *
Mark L. Rochester                                                 400,000         400,000             400,000                  *
A.F. Lehmkuhl                                                     400,000         400,000             400,000                  *
Patricia Tschohl Tod DTD 05/04/06                                 400,000         400,000             400,000                  *
Frank M. Elliott                                                  400,000         400,000             400,000                  *
Nutie Dowdle                                                      400,000         400,000             400,000                  *
Larry S. Kaplan Marla B. Kaplan JT/WROS                           400,000         400,000             400,000                  *
Bart and Wendy Baker JTWROS                                       400,000         400,000             400,000                  *
Gary L. Gray                                                      400,000         400,000             400,000                  *
Keith Liggett                                                     400,000         400,000             400,000                  *
Thomas A. Prendergast                                             400,000         400,000             400,000                  *
Robert W. Main Ttee. Under the Robert W. Main Trust DTD
9/7/05                                                            400,000         400,000             400,000                  *
Phillip L. Burnett & Allyson Burnett JTWROS                       400,000         400,000             400,000                  *
Terry Peets                                                       397,540         397,540             397,540                  *
William Spielberger                                               363,637         363,637             363,637                  *

                                       38

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                     Number of Shares  Shares of Common
                                                              Owned Before    Number of Shares    Owned After      Stock Owned After
                          Name                                Offering (1)    to Be Offered (2)     Offering             Offering
----------------------------------------------------------- ---------------- ------------------- ---------------- ------------------
Edward J. Cook & Eleanor A. Cook JTWROS                           363,637         363,637             363,637                  *
W.C. Smith, Jr.                                                   363,637         363,637             363,637                  *
Jeffrey G. Hipp & Mary Ann Hipp JT/WROS                           363,636         363,636             363,636                  *
Terry J. Kuras                                                    300,000         300,000             300,000                  *
Stephen D. Kasle                                                  300,000         300,000             300,000                  *
Charles E. Klabunde Trust Charles E. Klabunde Ttee. U/A
Dated 4/9/03                                                      275,000         275,000             275,000                  *
David Frank Rios & Margaret Jo Rios Ttee DTD 6/22/99              200,000         200,000             200,000                  *
Marvin J. Loutsenhizer                                            200,000         200,000             200,000                  *
Joseph D Chamberlain                                              200,000         200,000             200,000                  *
Dr. Thomas Heirigs & Sheryl Heirigs JT/WROS                       200,000         200,000             200,000                  *
Robert H. Mapp                                                    200,000         200,000             200,000                  *
D & M Partnership C/O Dean Weinberg                               200,000         200,000             200,000                  *
John Pratt                                                        200,000         200,000             200,000                  *
Carolyn L. Foutch                                                 200,000         200,000             200,000                  *
Kenneth M. Cleveland                                              200,000         200,000             200,000                  *
Fabian Calvo                                                      200,000         200,000             200,000                  *
Janepapin Holdings, Inc.; Attn: Peter Inouye                      200,000         200,000             200,000                  *
IRA Fbo Thomas Heirigs Pershing LLC as Custodian                  200,000         200,000             200,000                  *
Joel E. Hipp & Patricia N. Hipp JTRWROS                           200,000         200,000             200,000                  *
Michael A. Stiegel                                                200,000         200,000             200,000                  *
Mark P. Wood & Lynn T. Wood JTWROS                                200,000         200,000             200,000                  *
Donald V. Moline                                                  200,000         200,000             200,000                  *
William Chaney Tod DTD 4/20/04                                    200,000         200,000             200,000                  *
Robert Lonze                                                      200,000         200,000             200,000                  *
C. Mark Casey                                                     200,000         200,000             200,000                  *
Joseph Martha                                                     200,000         200,000             200,000                  *
Angus Bruce Lauralee Bruce                                        182,000         182,000             182,000                  *
Samuel E. Leonard Trust UAD 2/5/90 Samuel E. Leonard Ttee.
                                                                  181,819         181,819             181,819                  *
Jerry Schmitz & Norma Schmitz JT/WROS                             181,819         181,819             181,819                  *

---------------------
(1) The Selling Stockholders have no obligations to sell all or any of their shares.
(2) Assumes all shares offered are sold.

                                     EXPERTS

         The balance sheet of Park City Group as of June 30, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2005, have been audited by HJ& Associates, LLC, independent registered public accountants, as set forth in their report thereon. The statement of operations, stockholders' equity, and cash flows for the year ended June 30, 2004 have been audited by Tanner LC.

                                  LEGAL MATTERS

         The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Cohne, Rappaport & Segal.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On August 16, 2005 we filed a Form 8-K to announce the dismissal of our previous independent registered public accounting firm and the appointment of HJ & Associates, LLC as our new independent registered public accounting firm. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC's Website located at http://www.sec.gov.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Index to Consolidated Financial Statements




                                                                           Page


Report of Independent Registered Public Accounting Firms                    F-2

Consolidated Balance Sheet as of June 30, 2005
  and March 31, 2006 (unaudited)                                            F-4

Consolidated Statement of Operations for the years ended
  June 30, 2005 and 2004 and the three and nine months
  ended March 31, 2006 (unaudited) and 2005 (unaudited)                     F-6

Consolidated Statement of Stockholders' Deficit for the
  years ended June 30, 2005 and 2004 and the nine months
  ended March 31, 2006 (unaudited)                                          F-7

Consolidated Statement of Cash Flows for the years ended
  June 30, 2005 and 2004 and the nine months ended
  March 31, 2006 (unaudited) and 2005 (unaudited)                           F-8

Notes to Consolidated Financial Statements                                  F-9

                                                REPORT OF INDEPENDENT REGISTERED
                                                          PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders of
Park City Group, Inc and Subsidiaries
Park City, Utah


We have audited the accompanying consolidated balance sheet of Park City Group, Inc. and Subsidiaries as of June 30, 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park City Group, Inc. and Subsidiaries as of June 30, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
October 12, 2005

                                                REPORT OF INDEPENDENT REGISTERED
                                                          PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Shareholders of Park City Group, Inc.


We have audited the accompanying consolidated statement of operations, stockholders' deficit and cash flows of Park City Group, Inc. and Subsidiaries for the year ended June 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows of Park City Group, Inc. and subsidiaries for the year ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tanner LC

Tanner LC
Salt Lake City, Utah
August 12, 2004




                                                                                           PARK CITY GROUP INC. AND SUBSIDIARIES
                                                                                                      Consolidated Balance Sheet
--------------------------------------------------------------------------------------------------------------------------------


                                                                                        March 31, 2006
Assets                                                                                    (unaudited)          June 30, 2005
                                                                                    --------------------------------------------
Current Assets:
   Cash                                                                              $             40,925  $            209,670
   Receivables, net of allowance $49,304, $56,000 at March 31, 2006
     and June 30, 2005                                                                            913,719               356,339
   Prepaid expenses and other current assets                                                      102,595                37,060
                                                                                    --------------------------------------------

   Total current assets                                                                         1,057,239               603,069
                                                                                    --------------------------------------------

Property and equipment, net                                                                        98,918               109,512
                                                                                    --------------------------------------------

Other assets:
   Deposits and other assets                                                                       27,826                25,000
   Capitalized software costs                                                                     132,940               332,349
                                                                                    --------------------------------------------
   Total other assets                                                                             160,766               357,349
                                                                                    --------------------------------------------

Total assets                                                                         $          1,316,923  $          1,069,930
                                                                                    ============================================
Liabilities and Stockholders' Deficit

Current liabilities:
  Accounts payable                                                                   $            363,576  $            628,398
  Accrued liabilities                                                                             310,003               316,706
  Deferred revenue                                                                              1,007,967               883,425
  Current portion of capital lease obligations                                                     19,289                23,159
  Lines of credit                                                                                 100,000                     -
  Related party line of credit                                                                    206,842               619,743
  Related party accrued interest                                                                        -               848,258
  Current portion of related party notes payable                                                        -             2,277,649
                                                                                    --------------------------------------------

     Total current liabilities                                                       $          2,007,677  $          5,597,338
                                                                                    ============================================


--------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements                                         F-4

                                                                                           PARK CITY GROUP INC. AND SUBSIDIARIES
                                                                                                      Consolidated Balance Sheet
                                                                                                                       continued
--------------------------------------------------------------------------------------------------------------------------------

                                                                                        March 31, 2006
                                                                                          (unaudited)          June 30, 2005
                                                                                    --------------------------------------------
Long-term liabilities
   Long-term notes payable, net of discount of $106,700 at March 31, 2006            $          1,833,300  $                  -
   Related party note payable                                                                           -             3,173,414
   Capital lease obligations, less current portion                                                  8,295                 2,127
                                                                                    --------------------------------------------

     Total long-term liabilities                                                                1,841,595             3,175,541
                                                                                    --------------------------------------------

Total Liabilities                                                                               3,849,272             8,772,879
                                                                                    --------------------------------------------

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, $0.01 par value, 30,000,000 shares authorized, none issued                          -                     -
   Common stock, $0.01 par value, 500,000.000 shares authorized: 354,522,470 and
     282,555,885 issued and outstanding at March 31, 2006 and June 30, 2005                     3,545,227             2,825,561
   Additional paid-in capital                                                                  13,064,366            10,037,693
   Accumulated deficit                                                                        (19,141,942)          (20,566,203)
                                                                                    --------------------------------------------

Total stockholder's deficit                                                                   (2,532,349)           (7,702,949)
                                                                                    --------------------------------------------

Total liabilities and stockholders' deficit                                          $          1,316,923  $          1,069,930
                                                                                    ============================================


--------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements                                         F-5

                                                                                             PARK CITY GROUP, INC. AND SUBSIDIARIES
                                                                                               Consolidated Statement of Operations
-----------------------------------------------------------------------------------------------------------------------------------


                                               Three Months Ended             Nine Months Ended                Year Ended
                                                   March 31,                     March 31,                      June 30,
                                             2006            2005          2006             2005           2005           2004
                                         (unaudited)     (unaudited)    (unaudited)     (unaudited)
                                     ----------------------------------------------------------------------------------------------
Revenues:
     Software licenses                 $     573,900    $    149,760   $  3,434,927    $     453,615   $    479,615   $  3,245,557
     Maintenance and support                 535,311         531,682      1,750,068        1,793,215      2,416,675      2,274,338
     ASP                                      48,525          28,950        147,675           61,100              -              -
     Consulting and other                    211,952          95,473        849,539          428,674        735,522        509,928
                                     ----------------------------------------------------------------------------------------------

                                           1,369,688         805,865      6,182,209        2,736,604      3,631,812      6,029,823

Cost of revenues                             396,976         394,192      1,219,048        1,046,117      1,448,726      1,366,501
                                     ----------------------------------------------------------------------------------------------

         Gross margin                        972,712         411,673      4,963,161        1,690,487      2,183,086      4,663,322
                                     ----------------------------------------------------------------------------------------------

Operating expenses:
     Research and development                225,180         256,309        684,776          763,159      1,019,411      1,176,222
     Sales and marketing                     395,055         310,081        988,688          985,804      1,337,318      1,158,411
     General and administrative              418,777         377,748      1,048,370        1,356,678      2,055,940      1,672,650
                                     ----------------------------------------------------------------------------------------------

         Total operating expenses          1,039,012         944,138      2,721,834        3,105,641      4,412,669      4,007,283
                                     ----------------------------------------------------------------------------------------------

(Loss) income from operations                (66,300)       (532,465)     2,241,327       (1,415,154)    (2,229,583)       656,039

Other income (expense):
     Gain on forgiveness of debt                   -               -              -                -              -        119,201
     Gain on settlement of payable                 -               -              -                -              -         89,934
     Interest expense                       (319,491)       (300,517)      (817,066)        (863,049)    (1,178,454)    (1,540,417)
                                     ----------------------------------------------------------------------------------------------

(Loss) income before income taxes          (385,791)       (832,982)      1,424,261      (2,278,203)    (3,408,037)      (675,243)

(Provision) benefit for income taxes               -               -              -                -              -              -
                                     ----------------------------------------------------------------------------------------------

         Net (loss) income             $    (385,791)   $   (832,982)  $  1,424,261    $  (2,278,203)  $ (3,408,037)  $   (675,243)
                                     ==============================================================================================

Weighted average shares, basic           286,477,000     277,374,000    284,201,000      272,281,000    274,430,000    235,563,000
Weighted average shares, diluted         286,477,000     277,374,000    292,496,000      272,281,000    274,430,000    235,563,000
Basic (loss) income per share          $      (0.00)    $      (0.00)  $       0.01    $       (0.01)  $      (0.01)  $      (0.00)
                                     ==============================================================================================
Diluted (loss) income per share        $      (0.00)    $      (0.00)  $       0.00    $       (0.01)  $      (0.01)  $      (0.00)
                                     ----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements                                            F-6

                                                                                             PARK CITY GROUP, INC. AND SUBSIDIARIES
                                                                                    Consolidated Statement of Stockholders' Deficit
                                                                                                 Years Ended June 30, 2005 and 2004
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  Additional
                                      Common Stock                  Paid-in        Treasury         Accumulated
                                Shares             Amount           Capital         Stock             Deficit            Total
                             ------------------------------------------------------------------------------------------------------
Balance, July 1, 2003          213,740,591    $    2,138,407   $    6,445,196   $      (30,000)    $ (16,482,923)  $    (7,929,320)

Common stock issued for:
     Compensation                5,553,642            55,536          241,409                -                 -           296,945
     Services                    3,278,343            32,783          190,254                -                 -           223,037
     Settlement                  3,021,079            30,211          128,132                -                 -           158,343
     Debt refinancing            8,410,251            84,103          430,583                -                 -           514,686
     Debt conversions           26,745,586           267,456        1,687,552                -                 -         1,955,008
     Exercise of options         7,966,667            79,667          239,000                -                 -           318,667

Cancel of treasury stock                 -            (1,000)         (29,000)          30,000                 -                 -

Net loss                                 -                 -                -                -          (675,243)         (675,243)
                             ------------------------------------------------------------------------------------------------------

Balance, June 30, 2004         268,716,159         2,687,163        9,333,126                -       (17,158,166)       (5,137,877)

Common stock issued for:
     Compensation                8,690,869            86,909          385,346                -                 -           472,255
     Services                      716,000             7,160           32,600                -                 -            39,760
     Settlement                  2,065,000            20,650          144,550                -                 -           165,200
     Debt refinancing              225,000             2,250           13,500                -                 -            15,750
     Equity investment           2,142,857            21,429          128,571                -                 -           150,000

Net loss                                 -                 -                -                -        (3,408,037)       (3,408,037)
                             ------------------------------------------------------------------------------------------------------

Balance, June 30, 2005         282,555,885    $    2,825,561   $   10,037,693   $            -    $ (20,566,203)   $   (7,702,949)

Common stock issued for:
 Compensation (unaudited)        2,578,356            25,783          114,057                -                -           139,840
 Debt refinancing (unaudited)      225,000             2,250           13,500                -                -            15,750
 Debt conversion (unaudited)    66,234,658           662,347        2,811,259                -                -           117,143
 Exercise of options (unaudited) 2,928,571            29,286           87,857                -                -         3,473,606

Net income (unaudited)                   -                 -                -                -         1,424,261        1,424,261
                             ------------------------------------------------------------------------------------------------------

Balance, March 31, 2006
  (unaudited)                  354,522,470   $     3,545,227   $   13,064,366   $            -    $  (19,141,942)  $   (2,532,349)
                             ======================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements                                            F-7

                                                                                PARK CITY GROUP, INC. AND SUBSIDIARIES
                                                                                  Consolidated Statement of Cash Flows
----------------------------------------------------------------------------------------------------------------------

                                                          Nine Months Ended                     Years Ended
                                                              March 31,                          June 30,
                                                 ------------------------------------ --------------------------------
                                                        2006              2005              2005            2004
                                                     (unaudited)       (unaudited)
                                                 ------------------------------------ --------------------------------
Cash flows from operating activities:
   Net income (loss)                              $      1,424,261  $    (2,278,203)   $  (3,408,037)  $    (675,243)
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
         Depreciation and amortization                     255,152          254,268          337,851         326,103
         Bad debt expense                                   (6,696)         104,417          358,158               -
         Stock issued for services and expenses            139,849          508,694          677,215         678,326
         Stock issued for interest                         294,334                -                -               -
         Amortization of discounts on debt                 215,093          131,106          177,506         389,870
         Gain of settlement of payable                           -                -                -         (89,934)
         Gain on forgiveness of debt                             -                -                -        (119,201)
         (Increase) decrease in:
              Trade receivables                           (550,681)         (48,010)         428,661        (197,756)
              Prepaids and other assets                    (68,361)          74,511          169,109         (64,852)
         (Decrease) increase in:
              Accounts payable                            (264,823)         152,183          301,227         (41,184)
              Accrued liabilities                           (6,705)        (219,456)        (108,377)        104,777
              Deferred revenue                             124,542          144,529         (228,490)       (106,155)
              Related party payable                         97,000                -                -        (175,000)
              Accrued interest, related party             (848,258)         361,009          500,859          32,513
                                                 ------------------------------------ --------------------------------

                  Net cash provided by (used in)
                  operating activities                     804,707         (814,952)        (794,318)         62,264
                                                 ------------------------------------ --------------------------------

Cash flows from investing activities:
   Purchase of property and equipment                      (20,445)         (32,137)         (35,345)        (56,742)
   Proceeds from disposal of property                            -            3,400            3,400               -
                                                 ------------------------------------ --------------------------------

                  Net cash used in
                  investing activities                     (20,445)         (28,737)         (31,945)        (56,742)
                                                 ------------------------------------ --------------------------------

Cash flows from financing activities:
   Net (decrease) increase in lines of credit             (409,901)         544,815          619,743          69,467
   Proceeds from issuance of stock                               -          150,000          150,000         238,667
   Payment to extend note                                   (9,000)          (9,000)          (9,000)        (40,000)
   Proceeds from debt                                    1,833,300                -                -               -
   Payments on notes payable and capital leases         (2,367,406)         (33,007)         (37,627)        (30,144)
                                                 ------------------------------------ --------------------------------

                  Net cash (used in) provided by
                  financing activities                    (953,007)         652,808          723,116         237,990
                                                 ------------------------------------ --------------------------------

                  Net decrease in cash                    (168,745)        (190,881)        (103,147)        243,512

Cash at beginning of period                                209,670          312,817          312,817          69,305
                                                 ------------------------------------ --------------------------------

Cash at end of period                             $         40,925  $       121,936   $      209,670  $      312,817
                                                 ==================================== ================================



------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements                                 F-8

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1. Summary of Significant Accounting Policies, Organization and Principles of Consolidation

Business Activity
Park City Group, Inc. and Subsidiaries (the "Company") designs, develops, markets and supports proprietary software products. These products are designed to be used in retail businesses having multiple locations to assist in the management of business operations on a daily basis and communicate results of operations in a timely manner. The principal markets for the Company's products are retail companies, financial services, branded food manufacturers and display manufacturing companies which have operations in North America and, to a lesser extent, in Europe and Asia.

Principles of Consolidation
The financial statements presented herein reflect the consolidated financial position of Park City Group, Inc. and Subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Unaudited Interim Financial Statements
The accompanying unaudited interim financial statements as of March 31, 2006 and for the three and nine months ended March 31, 2006, and 2005 have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation on the financial information set forth herein. The results for the three and nine months ended March 31, 2006 are not necessarily indicative of future results.

Use of Estimates and Reclassifications
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results it reports in its financial statements. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of the Company's financial condition and results, and require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company's most critical accounting policies include: revenue recognition, allowance for doubtful accounts, capitalization of software development costs and impairment of long-lived assets.

Cash and Cash Equivalents
The Company considers all short-term instruments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk and Significant Customers
The Company maintains cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which when realized have been within the range of management's expectations. The Company does not require collateral from its customers.

The Company's accounts receivable are derived from sales of products and services primarily to customers operating multi-location retail and grocery stores. At June 30, 2005, net accounts receivable includes amounts due from customers totaling $356,339.

During the year ended June 30, 2005, the Company received approximately $486 thousand of its revenue from new customers and approximately $3.1 million in revenue from existing customers for continued support and additional license sales.

During 2005, the Company had sales to major customers that exceeded 10 percent of revenues are as follows:

Customer A                       $489,045
Customer B                       $374,249

The Company did not have any major customers that exceeded 10 percent of revenues during 2004.

The Company also has an account receivable from a major customer as of June 30, 2005 as follows:

Customer C                       $122,753

Allowance for Doubtful Accounts Receivable
The Company offers credit terms on the sale of the Company's products to a significant majority of the Company's customers and require no collateral from these customers. The Company performs ongoing credit evaluations of the Company's customers' financial condition and maintains an allowance for doubtful accounts receivable based upon the Company's historical experience and a specific review of accounts receivable at the end of each period. As of June 30, 2005, the allowance for doubtful accounts was $56,000.

Depreciation and Amortization
Depreciation and amortization of property and equipment is computed using the straight line method based on the following estimated useful lives:

                                                                Years
                 Furniture and fixtures                           7
                 Computer equipment                               3
                 Equipment under capital leases                   3
                 Leasehold improvements                        see below

Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the improvements.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Warranties
The Company offers a limited warranty against software defects for a general period of ninety days. Customers who are not completely satisfied with their software purchase may attempt to be reimbursed for their purchases outside the warranty period. The Company accrues amounts for such warranty settlements that are probable and can be reasonably estimated.

Revenue Recognition
Revenue from the sale of software licenses is recognized upon delivery of the software unless specific delivery terms provide otherwise. If not recognized upon delivery, revenue is recognized upon meeting specified conditions, such as, meeting customer acceptance criteria. In no event is revenue recognized if significant Company obligations remain. Customer payments are typically received in part upon signing of license agreements, with the remaining payments received in installments pursuant to the agreements. Until revenue recognition requirements are met, the cash payments received are treated as deferred revenue.

Maintenance and support services that are sold with the initial license fee are recorded as deferred revenue and recognized ratably over the initial service period. Revenues from maintenance and other support services provided after the initial period are generally paid in advance and are recorded as deferred revenue and recognized on a straight-line basis over the term of the agreements.

Consulting service revenues are recognized in the period that the service is provided or in the period such services are accepted by the customer if acceptance is required by agreement.

ASP Services are sold, on a contractual bases, for one or more years. These fees are collected in advance of the services being performed and the revenue is recognized ratably over the respective months, as services are provided.

Software Development Costs
The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Research and development costs have been charged to operations as incurred. From inception through January 2001, the Company viewed the software as an evolving product. Therefore, all costs incurred for research and development of the Company's software products through January 2001 were expensed as incurred. During January 2001, technological feasibility of a major revision to the Company's Fresh Market Manager and the Company's ActionManager 4x development platform was established. Development costs for Fresh Market Manager software incurred from January 2001 through September 2002, totaling $1,063,515, were capitalized. These costs are being amortized on a straight-line basis over four years, beginning in September 2002 when the product was available for general release to customers. During 2005 and 2004, $265,876 of the capitalized development costs were amortized into expense each year.

Research and Development Costs
Research and development costs include personnel costs, engineering, consulting, and contract labor and are expensed as incurred for software that has not achieved technological feasibility.

Income Taxes
The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Earnings Per Share
The computation of basic (loss) earnings per common share is based on the weighted average number of shares outstanding during each year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding, using the treasury stock method and the average market price per share during the year. Options and warrants to purchase 52,638,012 shares of common stock at prices ranging from $0.03 to $0.14 per share were outstanding at June 30, 2005, but were not included in the diluted loss per share calculation because the effect would have been anti-dilutive.The shares used in the computation of the Company's basic and diluted earnings per common share are reconciled as follows:

                               Three months ended          Nine months ended         Year ended June 30,
                              March 31, (unaudited)      March 31, (unaudited)       -------------------
                               2006          2005         2006          2005          2006         2005
                               ----          ----         ----          ----          ----         ----
Weighted average            286,477,000   277,374,000  284,201,000   272,281,000   274,430,000  235,563,000
Dilutive effect of options
  and warrants                        -             -    8,295,000             -             -            -
                           ------------- ------------- ------------ ------------- ------------- ------------

Weighted average shares
  outstanding assuming
  dilution                  286,477,000   277,374,000  292,496,000   272,281,000   274,430,000  235,563,000
                            ===========   ===========  ===========   ===========   ===========  ===========

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach.

Had compensation expense for the Company's option plan been determined based on fair value at the grant dates, as prescribed in SFAS No. 123 as amended by SFAS No. 148, the Company's net loss would have been as follows:

                                                       Year Ended    Year Ended
                                                         June 30,      June 30,
                                                             2005          2004
                                                     ------------    -----------
Net loss
         As reported                                 $(3,408,037)    $(672,243)
         Pro forma                                    (4,038,715)     (724,743)

Loss per common share-basic and diluted-as reported       $(0.01)       $(0.00)

Loss per common share-basic and diluted-pro forma         $(0.01)       $(0.00)

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The weighted-average grant-date fair value of options granted during year ended June 30, 2005 was $0.06 per share. The fair value for the options granted in 2005 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Risk-free interest rate           1.63% - 3.73%
Expected life (in years)              2 - 10
Expected volatility                     404.47%
Expected dividend yield                   0.00%

The following table summarizes information about fixed stock options and warrants outstanding at June 30, 2005:

                                                                                 Options and Warrants
                               Options and Warrants Outstanding                    Exercisable at
                                       at June 30, 2005                             June 30, 2005

                                                Weighted
                                                 average         Weighted                          Weighted
                                  Number       remaining          average              Number       average
            Range of      Outstanding at     contractual         exercise      Exercisable at      exercise
     exercise prices       June 30, 2005     life(years)            price       June 30, 2005         price
     ---------------       -------------  -- -----------  ---------------       -------------  ------------
       $0.03 - $0.05          36,995,572            2.62           $ 0.04          36,796,822        $ 0.04
       $0.07 - $0.08          15,142,440            2.67             0.07          15,142,440          0.07
               $0.14             500,000            1.36             0.14             500,000          0.14
                              ----------                                           ----------
                              52,638,012            2.62             0.05          52,439,262          0.05
                              ==========                                           ==========

Fair Value of Financial Instruments
The Company's financial instruments consist of cash, receivables, payables, accruals and notes payable. The carrying amount of cash, receivables, payables and accruals approximates fair value due to the short-term nature of these items. The notes payable also approximate fair value based on evaluations of market interest rates.

2.       Liquidity

As shown in the consolidated financial statements, the Company incurred losses for the years ended June 30, 2005 and 2004 and had current liabilities in excess of current assets at June 30, 2005. The Company generated cash from operations for the year ending June 30, 2004, however the Company used cash in operations for the year ending June 30, 2005.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Company believes that cash flow from sales, as well as the ability and commitment of its majority shareholder to contribute funds necessary to continue to operate, will allow the Company to fund its currently anticipated working capital, capital spending and debt service requirements during the year ended June 30, 2006. Currently the Company has experienced a high level of sales as mentioned in Footnote 16. The IMI sale combined with maintenance and booked consulting contracts represents a cash flow in excess of $7,500,000. The company has retired the senior debt from these proceeds as indicated in Footnote 16, and believes that the remaining cash will allow the Company to meet all of their cash needs for Fiscal Year 2006. The financial statements do not reflect any adjustments should the Company's operations not be achieved.

3.       Receivables

Trade accounts receivable consist of the following at June 30, 2005:

         Trade accounts receivable                                   $412,339
         Allowance for doubtful accounts                              (56,000)
                                                                     --------
                                                                     $356,339
                                                                     ========

4.       Property and Equipment

Property and equipment are stated at cost and consist of the following at June 30, 2005:

      Computer equipment                                          $ 1,408,546
      Furniture and equipment                                         207,251
      Leasehold improvements                                           85,795
                                                                   ----------
                                                                    1,701,592
      Less accumulated depreciation
      and amortization                                             (1,592,080)
                                                                  -----------
                                                                  $   109,512
                                                                  ===========

5.       Capitalized Sofware Costs

Capitalized software costs consists of the following at June 30, 2005

             Capitalized software costs                           $ 1,063,516
             Less accumulated amortization                           (731,167)
                                                                  -----------
                                                                  $   332,349
                                                                  ===========

Estimated aggregate amortization expenses for each of the next five years is as follows:

           Year ending June 30:
             2006                                                 $   265,879
             2007                                                      66,470

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.       Accrued Liabilities

Accrued liabilities consist of the following at June 30, 2005:

             Other payroll liabilities                            $   156,300
             Accrued vacation                                         112,722
             Other accrued liabilities                                 32,684
             Accrued board compensation                                15,000
                                                                  -----------
                                                                  $   316,706
                                                                  ===========

7.       Related party line of credit

In May 2003 the Company arranged an unsecured, revolving line of credit with its CEO. Advances bear interest at 12%, and are repaid as funds availability permits. The line of credit originally expired June 15, 2005. In June 2005 the expiration date on this revolving line of credit was extended to June 15, 2007. The limit on this line of credit is $650,000, and the balance at June 30, 2005 was $619,743.


8.       Related party notes payable and capital lease

The Company had the following long-term notes payable at June 30, 2005:

         Note payable to Riverview Financial Corp. (Riverview)
         bearing interest at 12% compounding, due July 31, 2007,
         unsecured, net of discount of $122,992                     $3,173,414

         Unsecured note payable to Whale Investments Ltd
         (WIL). WIL is controlled by a shareholder of the
         Company. The note bears interest of 18%, payable
         monthly, and is due December 31, 2005, net of a
         discount of $54,976                                         1,945,024

         Unsecured note payable to Riverview bearing interest
         of 18% due December 31, 2005, net of discount of
         $12,375                                                       332,625

         Capital lease obligation on computer equipment, due in
         monthly installments of $2,124 decreasing through
         February 2007, imputed interest rates of 10.9%                  25,286
                                                                     ----------
                                                                      5,476,349
         Less current portion                                        (2,300,808)
                                                                     ----------
                                                                     $3,175,541
                                                                     ==========

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Maturities of long-term debt at June 30, 2005 are as follows:

                                       Year                            Amount
                                       2006                          $2,300,808
                                       2007                               2,127
                                       2008                           3,173,414
                                                                     ----------
                                                                     $5,476,349
                                                                     ==========

Riverview is a stockholder and creditor of the Company. Riverview is wholly owned by the Company's CEO.

Capital Leases: Amortization expense related to capitalized leases is included in depreciation expense and was $25,926 and $23,066 for the years ended June 30, 2005 and 2004, respectively. Accumulated depreciation was $54,301 at June 30, 2005. This amortized depreciation expenses relates to $98,121 of equipment purchased under capital lease agreements of which $47,666 is still under capital lease at June 30, 2005.


9.       Deferred Revenue

Deferred revenue consisted of the following at June 30, 2005:

          License Sales                                              $   17,817
          Consulting Services                                            18,950
          Maintenance and Support                                       846,658
                                                                     ----------
                                                                     $  883,425
                                                                     ==========

10.      Income Taxes

The Company provides for deferred income taxes on temporary differences that represent tax effects of transactions reported for tax purposes in periods different than for book purposes.

The provisions for income taxes differ from the amount computed at statutory rates as follows:

                                               Year Ended          Year Ended
                                             June 30, 2005        June 30, 2004


Income tax benefit at statutory rates         $ 1,329,000           $ 263,000
Change in valuation allowance                  (1,298,000)           (251,000)
Other                                             (31,000)            (12,000)
                                              -----------           ---------
                                              $         -           $       -
                                              ===========           =========

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The deferred income tax asset (liability) as of June 30, 2005 and 2004 is as follows:

                                              June 30, 2005      June 30, 2004

Short Term
                  Allowance for bad debts           $22,000        $     2,000
                  Accrued vacation                   44,000             38,000
                  Deferred revenue                  345,000            434,000
                  Valuation allowance              (411,000)          (474,000)

Deferred tax asset                              $         -        $         -

Long Term
                  Depreciation                  $    52,000        $    46,000
                  Net Operating loss carry
                    forward                       4,250,000          2,895,000
                  Valuation allowance            (4,302,000)        (2,941,000)

Deferred tax asset                              $         -        $         -


As of June 30, 2005, the Company had available net operating losses (NOL) for federal and state tax purposes of approximately $10,899,000. The NOL carry forward is limited to use against future taxable income due to changes in ownership and control. If a substantial change in the Company's ownership should occur, there would be an annual limitation of the amount of the NOL carry forward which could be utilized. The following schedule summarizes the net operating losses available to the Company with the corresponding expiration periods:

                                                             Expiration
                     Period of Loss           Amount            Year
                     --------------           ------            ----

                            2001            1,040,000           2021
                            2002            2,470,000           2022
                            2003            3,254,000           2023
                            2004              660,000           2024
                            2005            3,475,000           2025
                                          -----------
                                          $10,899,000
                                          ===========

11.      Supplemental Disclosure of Cash Flow Information

Interest paid during the years ended June 30, 2005 and 2004 was $460,085 and $481,783, respectively. No income taxes were paid during the years ended June 30, 2005 or 2004.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Non-Cash Transactions Disclosure

                                                        Year ended June 30,
                                                       2005             2004
                                                       ----             ----
Common stock issued for debt refinancing            $   15,750      $   514,686
Common stock issued for debt conversion             $        -      $ 1,955,008
Property and equipment purchased by capital lease   $   35,345      $         -

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Commitments and Contingencies

Operating Leases. In September 1998, the Company entered into a lease agreement for office space. Under the terms of the lease agreement, the Company was required to pay $16,723 per month with a 4% annual increase in the base rent through December 2000. The lease agreement was renewed in February 2001, and under the terms of the new agreement, the Company must pay $18,482 per month with a 4% annual increase in base rent until December 31, 2003. Total rent expense under this agreement for each of the years ended June 30, 2005 and 2004 was $114,000 and $208,486, respectively. The Company is currently negotiating a new office space lease agreement, and is currently paying $9,500 on a month-to-month basis in its existing location until a new office space lease agreement is finalized.

13.      Employee Benefit Plan

The Company offers an employee benefit plan under Benefit Plan Section 401(k) of the Internal Revenue Code. Employees who have attained the age of 21 are eligible to participate. The Company, at its discretion, matches 50% of the first 4% of each employee's contributions. The company currently does not match employee contributions. There were no expenses for the years ended June 30, 2005 and 2004.

14.      Stock Compensation Plans
Stock in Lieu of Cash Compensation. Beginning October 1, 2002, officers and management of the Company received a portion of their compensation in common stock of the Company. The number of shares was calculated based on the fair value of the shares at the end of each payroll period, with a floor price of $.05 per share. During the year ended June 30, 2005 3,210,447 shares were issued with a fair value of $169,842.

Beginning October 1, 2003, employees received 10% of their compensation in common stock of the Company. The 10% was deferred from employees salary and paid quarterly in stock based on the after tax portion of the deferred compensation.

The plan was suspended in September 2004 and then reinstated for the period March through May 2005. During the year ended June 30, 2005, 2,922,380 shares were issued with a fair value of $121,581.

Officers and Directors Stock Compensation. In February 2004 to be effective January 2004, the Board of Directors approved the following compensation for directors who are not employed by the Company.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

         o Annual cash compensation of $10,000 payable at the rate of $2,500 per quarter. The Company has the right to pay this amount in the form of shares of common stock of the Company.
         o Annual options to purchase $20,000 of the Company restricted common stock at the market value of the shares on the date of the grant, which is to be the first day the stock market is open in January of each year.
         o Reimbursement of all travel expenses related to performance of Directors duties on behalf of the Company.

As of June 30, 2005 there were outstanding to directors fully vested options outstanding to purchase 2,750,000 common shares at $0.04 - $0.14 per share, and expiring at various dates through December 2007.

In December 2001, the Board of Directors approved a plan to incentivize members of the Board of Directors, including those employed by the Company, to purchase shares of stock of the Company. Therefore, for any common stock purchased at fair market value by a member of the Board of Directors, the Company matches with an option to purchase additional shares equivalent to those purchased, at the same price of the original purchased shares and expiring two years from the date of grant. Under this plan the Company has issued options to purchase 5,666,667 shares of common stock at prices of $.11 - $.24, all of which were exercised or expired as of March 2004.

Officers, Key Employees, Consultants and Directors Stock Compensation
In January 2000, the Company entered into a non-qualified stock option & stock incentive plan. Officers, key employees, consultants and directors of the Company are eligible to participate. The maximum aggregate number of shares which may be granted under this plan was originally 1,000,000 and was subsequently amended to 2,000,000 on March 8, 2000. The plan is administered by a Committee. The exercise price for each share of common stock purchasable under any incentive stock option granted under this plan shall be not less than 100% of the fair market value of the common stock, as determined by the stock exchange on which the common stock trades on the date of grant. If the incentive stock option is granted to a shareholder who possesses more than 10% of the Company's voting power, then the exercise price shall be not less than 110% of the fair market value on the date of grant. Each option shall be exercisable in whole or in installments as determined by the Committee at the time of the grant of such options. All incentive stock options expire after 10 years. If the incentive stock option is held by a shareholder who possesses more than 10% of the Company's voting power, then the incentive stock option expires after five years. If the option holder is terminated, then the incentive stock options granted to such holder expire no later than three months after the date of termination. For options holders granted incentive stock options exercisable for the first time during any fiscal year and in excess of $100,000 (determined by the fair market value of the shares of common stock as of the grant date), the excess shares of common stock shall not be deemed to be purchased pursuant to incentive stock options.

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

A schedule of the options and warrants at June 30, 2005 is as follows:

                                            Number of
                                            ---------
                                     Options         Warrants    Price per Share
                                     -------         --------    ---------------
 Outstanding at July 1, 2003      18,458,334       62,794,536      $0.04-1.44
                     Granted       2,223,000                -      $0.03-0.05
                   Exercised      (5,666,667)      (2,300,000)          $0.04
                  Reclassify     (11,666,667)      11,666,667           $0.07
                      Called               -                -               -
                   Cancelled               -                -               -
                     Expired         (39,000)        (300,000)     $0.05-1.44
                                 -----------     ------------     -----------

Outstanding at June 30, 2004       3,309,000       71,861,203      $0.03-0.75
                     Granted       4,299,012        6,428,571      $0.04-0.07
                   Exercised               -                -               -
                      Called               -                -               -
                   Cancelled      (1,051,000)        (525,000)     $0.03-0.08
                     Expired      (1,110,500)     (30,573,274)          $0.05
                                 -----------     ------------     -----------

Outstanding at June 30, 2005       5,446,512       47,191,500      $0.03-0.14
                                 ===========     ============     ===========

15.      Related Party Transactions

The Company has a note payable to Riverview Financial Corporation (Riverview), in the principal amount of $3,296,403 at June 30, 2005 with accrued interest of $841,995. The chief executive of Riverview is also the chief executive of the Company. In April 2004, $1,100,000 of accrued interest on the Riverview note payable was converted into 15,714,286 shares of common stock. In June 2004, the Company issued 2,484,000 shares of common stock valued at $173,885 to extend the Riverview note payable to July 2007.

Riverview has loaned the Company $345,000 under a note payable bearing interest at 18%. In December 2004 Riverview was paid $9,000 and issued 225,000 shares to extend the note to December 2005.

The Company recognized $697,192 and $923,046 of interest expense from related party loans during 2005 and 2004, respectively.

The Company has payables to employees of $182,146 at June 30, 2005 for un-reimbursed business expenses, including $118,407 due to officers of the company.


16.      Subsequent Events

In August 2005 the Company entered into a Software License Agreement with Cannon Equipment Company. In consideration for a $3,000,000 license fee, the Company granted Cannon a perpetual, non-exclusive, non-transferable license to the Company's Supply Chain Profit Link Software. In addition the Company entered into a Consulting Services Agreement with Cannon whereby the Company will provide certain consulting services to Cannon on an hourly basis. The Consulting

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Services Agreement calls for a $500,000 retainer to be paid by Cannon to the Company to be offset against services rendered under the Consulting Agreement. The Company and Cannon also entered into a Right of First Offer Agreement. The Company will provide Cannon a right of first offer to purchase shares of the Company's common stock offered by the Company prior to December 31, 2005 and a thirty-day exclusive right to negotiate the purchase of shares offered after December 31, 2005. The term of this agreement is one year.

In August 2005 the Company retired its note payable to Whale Investments in the amount of $2,000,000 plus accrued interest of $30,000.

In September of 2005 the Company authorized to pay Senior Management 3 options for every share purchased at $.07 for one year. Starting October of 2006 Senior Management will get 2 options for every share purchased from the Company at market price or $.07 which ever is higher.

On March 31, 2006, the Company refinanced $1,940,000 of related party note payable, line of credit and accrued interest with a note payable from a bank of $1,940,000. The note payable to a bank bears interest at 6.7%, with monthly interest-only payments, due March 31, 2008, secured by a certificate of deposit issued by the same bank and held in Riverview's name, with discount of $106,700 at March 31, 2006. The Company also obtained an $200,000 unsecured line of credit from the same bank on February 15, 2006, with interest at prime + 1% (8.75% at March 31, 2006), due February 15, 2007; the balance at March 31, 2006 was $100,000.


17.      Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (revised 2004) "Share-Based Payment." SFAS No. 123R requires employee stock-based compensation to be measured based on the grant-date fair value of the awards and the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. The Statement eliminates the alternative use of Accounting Principles Board (APB) No. 25's intrinsic value method of accounting for awards, which is the company's accounting policy for stock options. See Note 1 to the Consolidated Financial Statements for the pro forma impact of compensation expense from stock options on net earnings and earnings per share. SFAS No. 123R is effective for the Company's fiscal year beginning July 1, 2006. The company will adopt the provisions of SFAS No. 123R on a prospective basis. The financial statement impact will be dependent on future stock-based awards and any unvested stock options outstanding at the date of adoption.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Correction - a replacement of APB No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143." This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty

                                          PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005. The Company is in the process of evaluating the impact of FIN 47 but does not expect the adoption to have a material impact on the financial statements.

On July 13, 2006, the Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (" FIN 48")", which sets forth a specific recognition threshold and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. The effective date of FIN 48 is for fiscal years beginning after December 15, 2006. The Company has not completed an assessment of the impact of FIN 48 on its financial statements.

18.      Stock-Based Compensation in 2006 (unaudited)

At March 31, 2006 and 2005, the Company has outstanding stock options to certain of its employees. The Company accounts for these options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plans been determined based on fair value consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) and earnings (loss) per share would have been the pro forma amounts indicated below for the three and nine months ended March 31, 2006 and 2005:

                                                          Three Months Ended           Nine Months Ended
                                                               March 31,                   March 31,
                                                          2006          2005         2006           2005
                                                          ----          ----         ----           ----
Net Loss available to common shareholders, as
  reported                                            $ (385,791)   $ (832,982)   $1,424,261  $  (2,278,203)

Add: Stock-based employee compensation expense
  included in reported net income, net of
  related tax effects                                          -             -            -               -

Deduct: Total stock-based employee compensation
  expense determined under the fair value based
  method for all awards, net of related tax effects.           -             -       (14,325)       (14,325)
                                                      -----------   -----------   ----------  --------------

Net (loss) income - pro forma                         $ (385,791)   $ (832,982)   $1,409,936  $  (2,292,528)
                                                      ===========   ===========   ==========  ==============

(Loss) income per share:
     Basic - as reported                               $   (0.00)    $   (0.00)     $   0.01      $   (0.01)
                                                       ==========    ==========     ========      ==========
     Diluted - as reported                             $   (0.00)    $   (0.00)     $   0.00      $   (0.01)
                                                       ==========    ==========     ========      ==========
     Basic - pro forma                                 $   (0.00)    $   (0.00)     $   0.01      $   (0.01)
                                                       ==========    ==========     ========      ==========
     Diluted - pro forma                               $   (0.00)    $   (0.00)     $   0.00      $   (0.01)
                                                       ==========    ==========     ========      ==========

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the General Corporation Law of the State of Nevada, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         We estimate that our expenses in connection with this registration statement will be as follows:

            Securities and Exchange Commission registration fee    $    1,500
            Legal fees and expenses                                    35,000
            Accounting fees and expenses                               15,000
            Miscellaneous                                               3,500
                                                                   ----------
                    Total                                          $   55,000
                                                                   ==========

Item 26. Recent Sales of Unregistered Securities

         The Company issued shares of common stock in the following described transactions during the last three full fiscal years.

         o In August 2002, 12,566,667 shares were issued to the CEO of the Company, two members of the Board of Directors and an investor per antidilution agreements. This anidilution decreased the effective price of their original investment to $0.087

         o In November 2002, 12,814,285 shares were issued to the CEO of the Company, two members of the Board of Directors and an investor per antidilution agreements. This antidilution decreased the effective price of their original investment to $0.0609

         o In December 2002, as consideration for extension of payment on the Note Payable to Riverview Financial Corporation ("Riverview"), the majority shareholder of the Company, the Company issued 7,000,000 shares of common stock at $0.05 per share to Riverview. The CEO of the Company is also majority owner and CEO of Riverview.

         o In December 2002 the Company obtained a $2,000,000 note payable funding from a related party, a $250,000 advance from Riverview and a credit facility of $200,000 from Riverview. The Company issued 3,809,524 shares of common stock at $0.04 per share as a fee for the financing, and issued 857,143 shares of common stock at $0.02 per share to Riverview in connection with the financing.

         o In May 2003 349,901 shares of common stock were issued for consulting services valued at $24,493.

         o In June 2003 the Company issued 4,575,033 shares of common stock to officers and members of management in lieu of cash compensation of $228,752. These shares included 750,006 to the CEO and 450,000 to a director in his capacity of Acting CFO.

         o In June 2003 the Company issued 1,575,000 shares at $0.057 per share in settlement of a claim arising from the Reorganization with Amerinet Group.com, Inc. ("Amerinet") in June 2001.

         o In September 2003 the Company issued 525,000 shares at $0.073 per share in settlement of a lawsuit with Debra Elenson arising from the Reorganization with Amerinet.

         o In September 2003 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In October 2003 the Company issued 1,738,680 shares of common stock to certain directors, an officer and others in connection with the extension of the Bridge Loan notes payable. The 10% fee was valued at $86,933.

         o In October 2003 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In October 2003 1,250,000 shares of common stock were issued for legal fees of $37,523.

         o In November 2003 1,000,000 shares of common stock were issued for legal fees of $94,763.

         o In November 2003 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In November 2003 1,000,130 shares of common stock were issued to employees in lieu of cash compensation of $30,004.

         o In November 2003 1,738,680 shares of common stock were issued to certain directors, an officer and others in connection with the extension of the Bridge Loan notes payable. The 10% fee was valued at $86,933.

         o In December 2003 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In December 2003 15,714,286 shares of common stock were issued to Riverview Financial Corporation ("Riverview") for conversion of $1,100,000 of outstanding accrued interest. A new note was signed for the remaining accrued interest and original principal balance.

         o In January 2004 168,000 shares of common stock were issued for consulting services valued at $6,720.

         o In January 2004 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In January 2004 the Company issued 1,896,079 shares at $0.04 per share in settlement of a lawsuit with Leonard Tucker arising from the Reorganization with Amerinet.

         o In February 2004 the Company issued 562,503 shares of common stock to the CEO in lieu of cash compensation of $29,167.

         o In February 2004 100,000 shares of common stock were issued for consulting services valued at $7,300.

         o In February 2004 414,672 shares of common stock were issued to employees in lieu of cash compensation of $25,175.

         o In February 2004 1,448,891 shares of common stock were issued to certain directors, an officer and others in connection with the extension of the Bridge Loan notes payable. The 10% fee was valued at $86,933.

         o In February 2004 66,000 shares of common stock were issued for consulting services valued at $3,960.

         o In March 2004 116,000 shares of common stock were issued for consulting services valued at $15,240.

         o In March 2004 168,420 shares of common stock were issued to board members in lieu of cash compensation of $16,000.

         o In March 2004 86,923 shares of common stock were issued for consulting services valued at $10,600.

         o In March 2004 the Company issued 7,966,667 shares of common stock at $0.04 to certain directors and an officer as exercise of options. These shares included 2,000,000 to the CEO.

         o In March 2004 the Company issued 1,529,917 for conversion of two notes payable of $76,496 and $30,598 respectively.

         o In March 2004 the Company issued 2,608,807 shares of common stock to officers and members of management in lieu of cash compensation of $120,833. These shares included 71,759 to the CEO and 634,262 to the CFO.

         o In April 2004 225,000 shares of common stock were issued for legal fees of $19,091.

         o In April 2004 66,000 shares of common stock were issued for consulting services valued at $7,920.

         o In April 2004 14,354,247 shares of common stock ($0.07 per share) were issued to certain directors, an officer and others in connection with the conversion of the Bridge Loan notes payable into stock. In May 2004, 4,852,864 shares were surrendered pursuant to the conversion agreements, which had previously been issued October 2003, November 2003 and February 2004 for extension of the Bridge Loan notes payable.

         o In May 2004 358,694 shares of common stock were issued to employees in lieu of cash compensation of $29,266.

         o In May 2004 66,000 shares of common stock were issued for consulting services valued at $5,940.

         o In June 2004 66,000 shares of common stock were issued for consulting services valued at $5,280.

         o In June 2004 the Company issued 608,850 shares of common stock to officers and members of management in lieu of cash compensation of $62,500. These shares included 121,770 to the CEO and 121,770 to the CFO.

         o In June 2004 2,480,000 shares of common stock ($0.07 per share) were issued to the CEO for extension of the Riverview Note Payable.

         o In July 2004 the Company issued 1,000,000 shares of common stock ($0.07 per share) as consideration for extension of payment on the Note Payable to Whale Investments.

         o In August 2004 536,267 shares of common stock were issued to employees in lieu of cash compensation of $28,150.

         o In September 2004 2,438,985 shares of common stock were issued to board members in lieu of cash compensation of $170,167.

         o In November 2004 330,000 shares of common stock were issued for consulting services valued at $19,800.

         o In December 2004 225,000 shares of common stock ($0.07 per share) were issued as consideration of extension of payment on the Note Payable to Riverview Financial

         o In December 2004 2,142,857 shares of common stock ($0.07 per share) were issued to an officer as part of a private purchase agreement.

         o In December 2004 130,952 shares of common stock were issued to board members in lieu of cash compensation of $9,167.

         o In January 2005 2,065,000 shares of common stock ($0.08 per share) were issued to settle lawsuit with Calvo family interests.

         o In February 2005 1,446,680 shares of common stock were issued to management in lieu of cash compensation of $93,750.

         o In February 2005 320,000 shares of common stock were issued for consulting services valued at $16,000.

         o In June 2005 2,386,113 shares were issued to employees in lieu of cash compensation of $93,430.

         o In June 2005 1,763,779 shares were issued to management in lieu of cash compensation $76,092.

         o In July 2005 66,000 shares were issued for consulting services valued at $3,960.

         o In July 2005 155,750 shares were issued per anti-dilution agreement with the CEO. This dilution reduces the effective price per share of the CEO's cash investments to $0.0609.

         o In August 2005 134,411 shares were issued to an employee in lieu of cash compensation of $5,376.

         o In November 2005, 733,338 shares of common stock were issued to management in lieu of cash compensation of $30,017.

         o In November 2005, 525,000 shares of common stock were issued to board member is lieu of cash compensation of $22,500.

         o In January 2006, 225,000 shares of common stock ($0.07 per share) were issued as a fee for extension of a note payable.

         o In February 2006, 2,928,571 shares of common stock ($0.04 per share) were issued due to exercise of warrants.

         o In March 2006, 125,001 shares of common stock were issued to board members in lieu of cash compensation of $7,500.

         o In March 2006, 904,856 shares of common stock were issued to management in lieu of cash compensation of $58,333.

         o In March 2006, 66,234,658 shares of common stock ($0.0542 per share) were issued for conversion of a note payable and accrued interest of $3,473,606.

         o In April 2006, 83,334 shares of common stock were issued to board members in lieu of cash compensation of $5,000.

         o In April 2006, 194,442 shares of common stock were issued to management in lieu of cash compensation.

         o In April 2006, 500,000 shares of common stock ($0.05 per share) were issued to a member of management for the vested portion of a signing bonus.

         o In June 2006, 90,909,106 shares of common stock ($0.055) were issued in connection with a Placement Agreement.

         All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(s) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits.

         The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

     Exhibit Number    Description

           2.1         Reorganization Agreement by and Among Amerinet.com, Inc.,
                        Randall K. Fields and Riverview Financial Corp. (1)
           2.2         First Amendment to Reorganization Agreement (1)
           2.3         Second Amendment to Reorganization Agreement (1)
           3.1         Article Of Incorporation(2)
           3.2         Certificate Of Amendment(3)
           3.3         Bylaws(2)
           5.1         Opinion of Counsel
          10.1         Warrant To Purchase Common Stock (4)
          10.2         Form Of Securities Purchase Agreement (5)
          10.3         Placement Agent Agreement (5)
          10.4         Form Of Warrant, Dated June 14, 2006 (5)
          10.5         Employment Agreement With William Dunlavy(6)
          10.6         Software License Agreement(7)
          10.7         Consulting Services Agreement(7)
          10.8         Right Of First Offer Agreement(7)
          10.9         Warrant To Purchase Common Stock (8)
          10.10        Employment Agreement Randall K. Fields (9)
          23.1         Consent of HJ & Associates, LLC
          23.2         Consent of Tanner LC
          23.3         Consent of Counsel

(1) Incorporated by reference from our Form 8-K dated June 13, 2001.
(2) Incorporated by reference from our Form DEF 14C dated June 5, 2002.
(3) Incorporated by reference from our Form 10-QSB for the year ended
      Sept 30, 2005.
(4) Incorporated by reference from our Form 8-K dated November 27, 2002.
(5) Incorporated by reference from our Form 8-K dated June 14, 2006.
(6) Incorporated by reference from our Form 10-KSB dated June 30, 2005.
(7) Incorporated by reference from our Form 8-K dated August 05, 2005.
(8) Incorporated by reference from our Form 8-K dated August 16, 2002.
(9) Incorporated by reference from our Form 10-QSB dated November 14, 2003.


Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by, or on behalf of, the undersigned small business issuer; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Park City, State of Utah on August 2, 2006.

                                          PARK CITY GROUP, INC.


                                          By: /s/ Randall K. Fields
                                             -----------------------------------
                                             Randall K. Fields
                                             Chief Executive Officer


                                          By:  /s/ William Dunlavy
                                             -----------------------------------
                                             William Dunlavy
                                             Chief Financial Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                Date
---------------------------- ------------------------------------ -------------

/s/ Randall K. Fields        CEO and Director                     August 2, 2006
----------------------------
Randall K. Fields

/s/ Thomas W. Wilson         Director and Compensation            August 2, 2006
---------------------------- Committee Chair
Thomas W. Wilson

/s/ Edward C. Dmytryk        Director and Audit Committee Chair   August 2, 2006
----------------------------
Edward C. Dmytryk